Exhibit 2.1

DATED 15 SEPTEMBER 2010

KAREN ANNE HANTON
and others

as Sellers

OPENTABLE UK HOLDINGS LIMITED

as Purchaser

and

OPENTABLE INC.

as Guarantor

SHARE PURCHASE AGREEMENT

RELATING TO TOPTABLE HOLDINGS LIMITED

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
 (44) 020 7374 4460 (Fax)
www.lw.com

1.	INTERPRETATION	4

2.	SALE OF SHARES	13

3.	OPTIONS AND BENEFICIARIES	14

4.	CONDITIONS	16

5.	PRE-COMPLETION OBLIGATIONS	16

6.	CONSIDERATION	16

7.	COMPLETION	18

8.	RETENTION	19

9.	COMPLETION STATEMENT	20

10.	RESTRICTIONS	23

11.	WARRANTIES AND INDEMNITIES	24

12.	GUARANTEES	26

13.	CONFIDENTIALITY	26

14.	ANNOUNCEMENTS	27

15.	FURTHER ASSURANCE	28

16.	ENTIRE AGREEMENT	28

17.	POST COMPLETION EFFECT OF AGREEMENT	29

18.	WAIVER AND VARIATION	29

19.	REMEDIES	29

20.	INVALIDITY	29

21.	TIME OF THE ESSENCE	29

22.	ASSIGNMENT	30

23.	COUNTERPARTS	30

24.	INTEREST	30

25.	NOTICES	30

26.	COSTS	31

27.	GOVERNING LAW AND JURISDICTION	31

28.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	32

29.	PROCESS AGENT	32

THIS AGREEMENT IS MADE AS A DEED ON       15 September 2010

BETWEEN

(1)           THE PERSONS LISTED IN Part I and/or Part II of Schedule 9 (together, the “Sellers” and each a “Seller”);

(2)           OPENTABLE UK HOLDINGS LIMITED a company incorporated in England and Wales with company number 7371210 and having its registered office at Winchester House, 259-269 Marylebone Road, London (the “Purchaser”); and

(3)           OPENTABLE INC. a company incorporated in Delaware, registered number 3275338 and having its registered office at 799 Market Street, 4th Floor, San Francisco, CA  (the “Guarantor”).

WHEREAS

The Sellers have agreed to sell and the Purchasers have agreed to purchase, the entire issued and to be issued share capital of Toptable Holdings Limited on the terms of this Agreement.

IT IS AGREED THAT

1.             INTERPRETATION

1.1           Definitions

In this Agreement where the context admits:

“Accounts” means:

(a)           the draft balance sheet of the Company (and, where relevant, the consolidated balance sheet of the Company and the Subsidiaries) made up as at the Balance Sheet Date;

(b)           the draft profit and loss account of the Company (and, where relevant, the consolidated profit and loss account of the Company and the Subsidiaries) in respect of the financial year ended on the Balance Sheet Date; and

(c)           the draft cash flow statement of the Company (and, where relevant, the consolidated, cash flow statement of the Company and the Subsidiaries) in respect of the financial year ended on the Balance Sheet Date, and includes all draft notes to the accounts and the draft directors’ report and draft auditors’ report; a copy of which is attached to the Disclosure Letter.

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate and any subsidiary of any such holding company for the time being.

“Agreed Form” means a document in the terms signed or initialled by or on behalf of the parties for identification.

“Balance Sheet Date” means 30 June 2010.

“Barclays Rate Swap” has the meaning given in  Part 2 of Schedule 6.

“Beneficial Seller” means a Seller listed in Part I of Schedule 9, being a person who at Completion holds beneficial interest in one or more Sale Shares.

“Beneficiaries” means those individuals to whom the Trustees will transfer (for no consideration) the beneficial ownership of Surplus Shares immediately prior to Completion pursuant to clause 3.1 and “Beneficiary” means any of them.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for ordinary banking business in London.

“Cash Balances” means cash in hand or credited to any account with a financial institution and securities with a maturity of less than one year which are readily convertible into cash of the Group as at the Completion Date plus any receivable from Trustees as referred to in paragraph 2.4 of Schedule 6. In addition Cash Balances shall include an amount of £31,349 in respect of rent deposit deeds and £6,991 in respect of Cross Rail compensation.

“Change of Control” occurs where a person who Controls any body corporate ceases to do so or if another person acquires Control of such body corporate.

“Claim” means any Relevant Claim, any claim under the Software Indemnity or a claim under the Tax Covenant notified to the Sellers’ Representative in accordance with paragraph 1.8 and subject to paragraph 1.9 of Schedule 5 (Limitations on Liability).

“Company” means Toptable Holdings Limited a company incorporated in England and Wales, registered number 06365176 and having its registered office at Tricor Global, 7th Floor, 52/54 Gracechurch Street, London EC3V 0EH;

“Companies Act” means the Companies Act 2006.

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 7.

“Completion Date” has the meaning given in clause 7.1.

“Completion Statement” means a completion statement in the form set out in Schedule 6 prepared by the Company, for the period ended as at the close of business on the Completion Date, in accordance with the provisions of Schedule 6.

“Conditions” means the conditions set out in clause 4.

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)           by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)           by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate.

“Corporation Tax Liability” has the meaning given in paragraph 2.9 of Part 2 of Schedule 6.

“Covenantors” means Karen Anne Hanton, Chris Wood, Andy Cottle, Mathew Witt, Kjartan Rist, Andrew Phillipps, and Olaf Siedler.

“Data Room” means all the documents included in the data room up to and including the close of business on 10 September 2010, an index of which is attached to the Disclosure Letter.

“Deferred Tax Assets” has the meaning given in paragraph 2.10 of Part 2 of Schedule 6.

“Disclosure Letter” means the letter dated the date hereof for the purposes of clause 11.8 written and delivered by or on behalf of each Seller to the Purchaser immediately before the signing of this Agreement.

“Draft Completion Statement” has the meaning given in clause 9.1 of this Agreement.

“EBT” means The Toptable Employee Benefit Trust, established in 2005, of which Toptable Services Ltd is the trustee.

“EBT Trustee” means Toptable Services Ltd (a company incorporated in England and Wales, registered number 05459755 and having its registered office at Tricor Suite, 7th Floor, 52/54 Gracechurch Street, London EC3V 0EH) in its capacity as trustee of the EBT.

“EMI Plan” means the Toptable.co.uk Limited Share Option Plan (as amended).

“Employee” means any person employed by the Company or any Group Company at the date of this Agreement or the Completion Date under a contract of employment.

“Encumbrance” includes any interest or equity of any person (including any option, right to acquire, or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms.

“ESOP Option” means an Option granted by the Company to be satisfied by the transfer of Shares from the ESOP Trustee.

“ESOP Trustee” means Appleby Trust (Jersey) Limited, a company incorporated in Jersey under number 21577, which is sole trustee of the ESOP Trust.

“ESOP Trust” means the Toptable Holdings Limited Employee Share Ownership Plan Trust, established by trust deed on 6 November 2007 between the Company and the ESOP Trustee.

“Estimated Cash Balances” means the estimate of what the Cash Balances will be at Completion as shown in the Estimated Completion Statement.

“Estimated Completion Statement” means a statement set out in the form of the Pro-forma Completion Statement, by the Company so far as reasonably practicable prepared in accordance with the provisions of Schedule 6.

“Estimated Third Party Debt” means the estimate of what the Third Party Debt will be at Completion as shown in the Estimated Completion Statement.

“Exercise Price” means the exercise monies payable by each Optionholder to the relevant Grantor specified opposite his name in Part I of Schedule 8 in respect of the exercise of an Option.

“Existing Shareholders Agreement” means the shareholders agreement between certain of the Sellers and the Company dated 12 November 2007.

“Final Completion Statement” has the meaning given in clause 9.6.

“Former Employee” means any individual who was an employee of any Group Company and whose employment was terminated before the Completion Date.

“Governmental Entity” means any court, arbitral, tribunal, administrative agency or commission, or other governmental or regulatory authority agency, or multi-national organisation or body.

“Grantor” means the EBT Trustee, the ESOP Trustee or Karen Hanton and so named as Toptable, Appleby and Karen Hanton respectively in Part I of Schedule 8.

“Group” and “Group Companies” means the Company and all of the Subsidiaries and “Group Company” means any one of them, but excluding the EBT Trustee in its capacity as a trustee of the EBT.

“HMRC” means Her Majesty’s Revenue and Customs.

“Initial Consideration” has the meaning given in clause 6.3.2.

“Key Claims” means a claim for breach of any of the Warranties at Schedule 4 paragraph 2 (Sale of Shares).

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement.

“London Stock Exchange” means London Stock Exchange plc.

“Management Accounts” means the consolidated management accounts of the Company and the Subsidiaries for the period from the Balance Sheet Date to 30 July 2010.

“Material Adverse Change” means a material adverse change in the:

(a)           business or other material business;

(b)           assets;

(c)           operations; or

(d)           financial condition,

of the Group taken as a whole, where such change is likely to be of a long-term, recurring nature which would materially and adversely effect the long term future profitability of the Group, excluding any effect resulting from (i) changes in national, international or regional financial, economic or business conditions to the extent that such changes do not have a materially disproportionate effect on the Group, taken as a whole, compared to other participants in the online restaurant booking industry; (ii) general financial, credit or capital market conditions, including interest rates or exchange rates or any changes therein; (iii) changes or conditions generally affecting the online restaurant booking industry to the extent that such changes or conditions do not have a materially disproportionate effect on the Group, taken as whole, compared to the impact of such changes or conditions on other participants in the online restaurant booking industry; (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that the effects resulting therefrom do not have a materially disproportionate effect on the Group, taken as a whole, compared to the impact of such events on other participants in the online restaurant booking industry; (v) any hurricane, earthquake, flood or other natural disasters or acts of God to the extent that the effects resulting therefrom do not have a materially disproportionate effect on the Group, taken as a whole, compared to the impact of such events on other participants in the online restaurant booking industry; (vii) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement; (viii) changes in UK GAAP (or the interpretation thereof) and (viii) matters fairly disclosed in the Disclosure Letter.

“Material Adverse Effect” means an event which has had a material and adverse effect on the assets, liabilities, regulatory position, business, condition (financial or otherwise) or operations (including financial results or operations) of the Group taken as a whole.

“Material Contract” means an agreement or arrangement to which the Company or any of the Subsidiaries is a party or is bound by and which is of material importance to the business,  assets, liabilities, income or expenditure of the Company or any of the Subsidiaries.

“Net Adjustment Amount” means  the aggregate of:

(a)           the amount (if any) by which the Cash Balances exceeds the Estimated Cash Balances;

(b)           plus the amount (if any) by which the Estimated Third Party Debt exceeds the Third Party Debt;

(c)           plus the amount (if any) by which the Working Capital exceeds the Target Working Capital;

(d)           less the amount (if any) by which the Estimated Cash Balances exceeds the Cash Balances;

(e)           less the amount (if any) by which the Third Party Debt exceeds the Estimated Third Party Debt; and

(f)            less the amount (if any) by which Target Working Capital exceeds Working Capital.

“Option” means a Replacement Option, ESOP Option or a Purchase Option which are subsisting and have not lapsed and/or ceased to have effect as at the date of this Agreement as specified in Part I of Schedule 8.

“Optionholder” means a person who holds one or more Options at the date of this Agreement.

“Optionholder Power of Attorney” means a power of attorney in a form appended to Part II of Schedule 8.

“Option Shares” means the number of issued Shares subject to each Option as set out opposite the name of each Optionholder in Part I of Schedule 8.

“Power of Attorney” means a power of attorney in a form agreed with the Purchaser or otherwise.

“Premises” means the land and premises particulars of which are set out in Schedule 7.

“Pre-December 2007 Options” means an option over shares in the capital of Toptable.co.uk Limited which was granted pursuant to the terms of the EMI Plan and which was exchanged for a Replacement Option by the relevant Optionholder and which ceased to have any effect at such date of exchange.

“Proceedings” has the meaning given in clause 27.

“Pro-forma Completion Statement” means the pro-forma completion statement set out in Part 3 of Schedule 6 to this Agreement.

“Purchase Option” means an Option granted by Karen Hanton.

“Purchaser’s Group” means the Purchaser and each of its Affiliates.

“Purchaser’s Solicitors” means Latham & Watkins (London) LLP, 99 Bishopsgate, London EC2M 3XF.

“Release Date” means the date which falls 12 months after the Completion Date.

“Relevant Claim” has the meaning given in Schedule 5.

“Replacement Option” means an Option granted by the EBT Trustee.

“Representatives” means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, lenders, accountants, consultants and financial advisers of that party and/or any of its respective Affiliates.

“Restricted Business” has the meaning given in clause 10.4.

“Restricted Territories” has the meaning given in clause 10.4.

“Retention Account” means the joint interest-bearing bank account to be established by the Retention Agents in accordance with the terms of the Retention Agreement.

“Retention Agents” means the Sellers’ Solicitors and the Purchaser’s Solicitors.

“Retention Agreement” means the letter agreement dated on or around the Completion Date among the Sellers, the Purchaser and the Retention Agents.

“Retention Amount” means five million five hundred thousand US dollars (US$5,500,000).

“Sale Shares” means the Shares to be sold by each Seller to the Purchaser, set out opposite the name of such Seller in Schedule 9 , pursuant to this Agreement.

“Sellers’ Contingency Amount” means US$375,000 (three hundred and seventy-five thousand dollars) to be withheld by the Sellers’ Solicitors from the Initial Consideration due to the Beneficial Sellers pro rata to their percentage shareholding specified in Part I of Schedule 9.

“Seller Group” means the Sellers and each of their Affiliates excluding, for the avoidance of doubt, any Group Company.

“Sellers’ Representative” means Karen Anne Hanton.

“Sellers’ Solicitors” means Bird & Bird LLP of 15 Fetter Lane, London EC4A 1JP.

“Sellers’ Solicitors Account” means Bird & Bird Client Account, The Royal Bank of Scotland Plc, Sort Code: #####, Account Number #####, Swift/IBAN BIC: #####, IBAN: #####.

“Sellers’ Transaction Fees” means any fees and costs payable by the Beneficial Sellers to their legal advisers, accountants, investment bankers and or/financial advisors or other professional advisors in connection with the Transaction.

“Shareholder Loans” means the loans advanced by the Company to certain of its shareholders being: Karen Hanton (£200,000), Andrew Phillipps (£150,000), Olaf Siedler (£100,000),  Matthew Witt (£50,000), and Sir Alex Ferguson (£300,000), all of which remain outstanding immediately prior to Completion.

“Shares” means the shares comprising the entire issued share capital of the Company.

“Share Option Plan” means the Toptable Holdings Limited Enterprise Management Incentive Plan.

“Software Indemnity” means an indemnity in respect of the software licence in clause 11.

“Subsidiary” means at any relevant time any subsidiary or subsidiary undertaking of the Company, basic information concerning each current subsidiary and subsidiary undertaking of the Company being set out in Schedule 1 and the term “Subsidiaries” shall be construed accordingly.

“Substantiated Claim” means a Claim (i) in respect of which liability is admitted or agreed in writing by the Sellers against whom such claim is brought, or (ii) which has been awarded or adjudicated as being payable by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

“Surplus Cash” means cash (including any surplus Exercise Price monies) payable to or held by or owing to each of the Trustees pursuant to clause 3 of this Agreement on or immediately following Completion which each Trustee is not required to use or retain to repay debts or other liabilities to third parties (including a Group Company) or to pay Tax (excluding any income Tax and employee National Insurance contributions deducted and paid pursuant to clause 3 of the Agreement) for which the Trustees are liable or will be liable as a result of events prior to Completion or otherwise contemplated by this Agreement or to meet proper and reasonable trust expenses in relation to the matters envisaged herein and also with regard to the proper termination of the ESOP, and which Surplus Cash to be paid by the Trustees pursuant to clause 3.5 of the Agreement.

“Surplus Shares” means 55,472 Shares registered in the names of the Trustees as at the date of this Agreement which will not be required to satisfy Options (or such number as may be treated as Surplus Shares pursuant to clause 3.8).

“Target Working Capital” means £535,000 (five hundred and thirty-five thousand pounds).

“Tax” means:

(a)           all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including, for the avoidance of doubt and without limitation, payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)           all related fines, penalties, charges and interest,

imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to a Group Company or another person (and “Taxes” and “Taxation” shall be construed accordingly).

“Tax Authority” means a taxing or other governmental (local or central) state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax.

“Tax Covenant” means the tax covenant set out in Part III of Schedule 10.

“Tax Warranties” means the Warranties set out in Part II of Schedule 10 and each such warranty shall be a Tax Warranty.

“Third Party Debt” means the aggregate of the following amounts: (i) outstanding loans (including any accrued but unpaid interest and break fees payable for early repayment of such loans), accrued but unpaid dividends, finance leases (including future end of life payments where the underlying assets will be acquired by any Group Company) and other financing indebtedness (including acceptance credits, discounting or similar facilities), loan stocks, bonds, debentures, notes, debt or inventory financing or sale and leaseback arrangements, break fees payable in relation to the termination of hedging arrangements, overdrafts or other arrangements the purpose of which is to raise money (“indebtedness”) owed by any Group Company to any third party, including any Seller, in each case as at the close of business on the Completion Date (and, for the purposes of this definition, “third party” shall exclude any Group Company); PLUS (ii) any Corporation Tax Liability; PLUS (iii) £96,555 in respect of software licence fees; LESS (iv) aggregate receivables from the Barclays Rate Swap; (v) Deferred Tax Assets; and (vi) any other finance receivables.  For the avoidance of doubt “Third Party Debt” shall not include trade creditors arising in the ordinary course of business.

“Transaction” means the sale of the Sale Shares to the Purchaser by the Sellers in accordance with this Agreement.

“Transaction Bonuses” means the amount of any bonuses and/or severance payments paid or payable, by the Company, to the Company’s directors, employees and/or consultants in connection with the Transaction (and excluding for the avoidance of doubt any Surplus Shares or Surplus Cash transferred or paid to the Beneficiaries).

“Transaction Documents” means this Agreement, the Disclosure Letter and the Retention Agreement.

“Transaction Fees” means any fees and costs payable to the Company’s legal advisers, accountants, investment bankers and/or financial advisors in connection with the Transaction which are paid or payable by the Company.

“Total Consideration” has the meaning given in clause 6.1.

“Trusts” means the EBT and the ESOP Trust.

“Trustees” means the EBT Trustee and the ESOP Trustee.

“UK GAAP” means United Kingdom generally accepted accounting principles.

“Warranties” means the warranties set out in Schedule 4 and Part II of Schedule 10.

“Working Capital” means the aggregate working capital of the Group Companies at Completion, comprising the line items set out in the Pro-forma Completion Statement of Schedule 6 and no others.

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2           Construction of certain references

In this Agreement, where the context admits:

1.2.1        words and phrases the definitions of which are contained or referred to in the Companies Act shall be construed as having the meanings thereby attributed to them;

1.2.2        every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

1.2.3        where any statement is to the effect that the Sellers are not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Sellers are aware” or “to the best of each of the Seller’s knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of Andrew Cottle, Karen Anne Hanton, and Chris Wood;

1.2.4        references to:

(a)           clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, references to exhibits are to documents in Agreed Form identified as such and references to this Agreement include the schedules and exhibits;

(b)           the singular shall include the plural and vice versa and references to one gender include any other gender;

(c)           any party includes its successors in title and permitted assigns;

(d)           a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(e)           a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(f)            times of the day are to London time unless otherwise stated;

(g)           writing shall include any modes of reproducing words in a legible and non-transitory form; and

(h)           any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.2.5        words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

1.2.6        general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation; and

1.2.7        all payments made under this Agreement shall be made in US dollars.  Where any liability arises or any amount becomes payable under this Agreement in a currency other than US dollars, or any other amount is required to be converted into US dollars for the purpose of this Agreement, the conversion from the other currency into US dollars shall be at the applicable daily spot rate of exchange as at the date of payment (or the date any such amount is required to be converted or calculated under this Agreement) or such other appropriate rate as may be agreed between the Purchaser and the Sellers’ Representative.

1.3           Liability

1.3.1        Except where expressly provided to the contrary, all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

1.3.2        Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Sellers under such liability without in any way prejudicing or affecting its rights against any other or others of the Sellers under the same or a like liability whether joint or several or otherwise.

1.4           Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5           Schedules

Each of the schedules shall have effect as set out in this Agreement.

2.             SALE OF SHARES

2.1           On Completion each of the Sellers shall transfer the beneficial ownership of the Sale Shares set out opposite their name in Part I of Schedule 9 and the Sellers listed in Part II of Schedule 9 shall transfer the legal ownership of the Shares set out opposite their names in Part II of Schedule 9 to the Purchaser, in each case with full title guarantee free from all Encumbrances.  The Purchaser shall purchase the Sale Shares together with all rights attached or accruing to them (including all dividends and distributions declared, paid or made after the Completion Date).

2.2           Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred upon such Seller under the articles of association of the Company or otherwise.

2.3           Each of the Purchaser and the Guarantor warrants to each Seller (with respect to such Seller only) that:

2.3.1        it has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;

2.3.2        this Agreement constitutes (or shall constitute when executed) a valid, legal and binding obligation on the Purchaser;

2.3.3        compliance with the terms of this Agreement shall not breach or constitute a default under any of the following:

(a)           any agreement or instrument to which the Purchaser is party or by which it is bound; or

(b)           any order, judgement, decree or other restriction applicable to the Purchaser; and

2.3.4        it is validly existing and neither insolvent nor subject to any insolvency proceedings nor are there any circumstances actually known to the Purchaser at the date of this Agreement which would justify or cause the initiation of such proceedings in the future.

3.             OPTIONS AND BENEFICIARIES

3.1           Immediately prior to Completion the Grantors shall transfer beneficial ownership of Option Shares registered in their names to Optionholders, and the Trustees shall transfer the beneficial ownership of Surplus Shares registered in their names to Beneficiaries, such that Part I of Schedule 9 shall state the beneficial ownership of the entire issued share capital of the Company on Completion and Part II of Schedule 9 shall state the legal ownership of the entire issued share capital of the Company on Completion.

3.2           On Completion, following receipt by and release to the Sellers’ Solicitors Account of the Initial Consideration from the Purchaser, each Seller hereby directs the Sellers’ Solicitors to:

3.2.1        deduct the Exercise Price from the Initial Consideration payable to each Optionholder and pay it to the relevant Grantors as specified opposite the name of each Optionholder in Part I of Schedule 8 in settlement of the total aggregate Exercise Price in respect of the Option Shares related thereto;

3.2.2        deduct income Tax and employee National Insurance contributions to the extent legally payable through withholding under PAYE in connection with the transfer of beneficial ownership of Surplus Shares to the Beneficiaries from the Initial Consideration payable to each Beneficiary and pay it to the Company, the receipt of which by the Company shall discharge the Sellers absolutely from any further liability to pay such Tax;

3.2.3        deduct income Tax and employee National Insurance contributions to the extent legally payable through withholding under PAYE in connection with the exercise of any of the Options from the Initial Consideration payable to each Optionholder and pay it to the Company, the receipt of which by the Company shall discharge the Sellers absolutely from any further liability to pay such Tax;

3.2.4        deduct any Stamp Duty Reserve Tax payable in connection with the transfer of beneficial ownership of Option Shares in satisfaction of Options from the Initial Consideration payable to each Optionholder as appropriate and pay it to HMRC;

3.2.5        deduct the Sellers’ Transaction Fees from the Initial Consideration payable to each Beneficial Seller (including, for the avoidance of doubt, from the Initial Consideration payable to Optionholders and Beneficiaries listed in Part I of Schedule 9); and

3.2.6        withhold the Sellers’ Contingency Amount and to pay to the Purchaser any amount determined as payable by a Beneficial Seller under clause 9.10.1 from such Seller’s proportion of the Sellers’ Contingency Amount.

3.3           The Optionholders and Beneficiaries, in their capacity as beneficial owners of Sale Shares immediately prior to Completion, hereby direct the Trustees to transfer the legal title in respect of their Sale Shares as registered in the name of the Trustees direct to the Purchaser on Completion.

3.4           As soon as practicable following Completion:

3.4.1        the ESOP Trustee shall repay all outstanding debt and any interest owed by the ESOP Trustee to Barclays Bank Plc and the Trustees shall repay any debt and any interest owed to any Group Company in full and final satisfaction of any such debts and interest owed by the Trustees on or before Completion; and

3.4.2        each of the Trustees shall pay any Tax (excluding income Tax and employee National Insurance contributions deducted and paid to the Company pursuant to this clause 3) that they are respectively liable or will be liable to pay as a result of events prior to Completion or otherwise contemplated by this Agreement.

3.5           As soon as practicable following Completion, the Trustees shall pay Surplus Cash to beneficiaries of the ESOP Trust and EBT as directed by the Sellers’ Representative net of any income Tax and employee National Insurance contributions legally payable through withholding under PAYE in connection with such payment which the Trustees shall deduct and pay to the Company. The Sellers’ Representative shall prepare a list of beneficiaries and the payments to which they are entitled and notify such details to the Trustees and the Purchaser prior to Completion.

3.6           If an ESOP Option or Replacement Option lapses for any reason between the date hereof and the Completion Date:

3.6.1        such Optionholder shall (in relation only to his ESOP or Replacement Options that have lapsed) be released from his obligations in relation to this Agreement;

3.6.2        the Option Shares subject to the lapsed ESOP Option or Replacement Option shall be treated as Surplus Shares; and

3.6.3        the Trustees shall transfer the beneficial ownership of the Shares subject to the lapsed ESOP Option or Replacement Option to the Beneficiaries (excluding such Optionholder) immediately before Completion in proportion to their Surplus Shares to be transferred to them pursuant to clause 3.1 and Schedules 8 and 9 shall be deemed to have been amended accordingly.

3.7           If a Purchase Option lapses for any reason between the date hereof and the Completion Date, the Optionholder shall (in relation only to his Options that have lapsed) be released from his obligations under this Agreement and Schedule 8 and Schedule 9 shall be deemed to have been altered such as to treat Karen Hanton as the beneficial owner of the Option Shares subject to the lapsed Purchase Option on Completion.

3.8           Prior to Completion, the Sellers’ Representative shall (to the extent necessary) provide to the Purchaser an updated version of Schedule 8 and Schedule 9 in substitution for the versions in this Agreement and the provisions of this Agreement shall be deemed amended pro tanto to give effect to clauses 3.6 and 3.7.

4.             CONDITIONS

4.1           Completion of the agreement to sell and purchase the Sale Shares contained in clause 2 above is conditional upon satisfaction of the following conditions:

4.1.1       no Material Adverse Change having occurred since the date of this Agreement which is irremediable or if capable of remedy is not remedied to the reasonable satisfaction of the Purchaser;

4.1.2       no material breach of the Warranties having occurred which is irremediable or, if capable of remedy, has not been remedied to the Purchaser’s reasonable satisfaction;

4.1.3       no material breach of any of the Sellers’ obligations under paragraphs 1 and 2 of Schedule 2 having occurred; and

4.1.4       there being no injunctions or other legal or regulatory actions attempting to restrain the consummation of the Transaction.

4.2           For the purpose of clause 4.1.2 “material breach of any of the Warranties” shall mean, other than matters fairly disclosed in the Agreement or the Disclosure Letter or which are within the Purchaser’s actual knowledge, a breach which if capable of remedy is not remedied to the Purchaser’s reasonable satisfaction and that would result in a liability under the Warranties in excess of US$5,500,000 (five million five hundred thousand dollars) (the “Material Amount”), provided that where, before Completion, there is any claim under the Warranties which is less than the Material Amount, the Escrow Amount shall be increased by a sum equal to the Material Amount.

4.3           For the purpose of clause 4.1.3 “material breach of paragraphs 1 and 2 of Schedule 2” shall mean, except in relation to paragraphs 1.3, 1.4, 1.6.1 and 1.6.2, a breach which if capable of remedy is not remedied to the Purchaser’s reasonable satisfaction and that would result in a liability to the Group of a long term recurring nature which would materially and adversely effect the long term future profitability of the Group.

4.4           The Purchaser and Guarantor are aware of the breach of the financial covenants section of the Company Loan (as defined in the Disclosure Letter)  as disclosed against paragraph 16.6 of Schedule 4 and that the Company (or any Subsidiary) may become in breach thereof again prior to Completion (“Loan Breach”). It is agreed that a Loan Breach itself shall not amount to a failure to satisfy any of the conditions in this clause 4, nor shall the Purchaser or Guarantor have any right, recourse or remedy of any nature against any of the Sellers as a result of a Loan Breach, provided that the consequences of a Loan Breach do not result in: (i) any of the conditions in this clause 4 not being fulfilled; or (ii) any enforcement action against any Group Company by Barclays Bank as a result of such breach, including, without limitation enforcement of any security rights.

5.             PRE-COMPLETION OBLIGATIONS

During the period from the date of this Agreement to Completion each of the Sellers and the Purchaser shall perform their respective obligations as set out in Schedule 2.

6.             CONSIDERATION

6.1           Amount

6.1.1        The total consideration for the sale of the Sale Shares (the “Total Consideration”) shall be the aggregate of:

(a)           the sum of US$55 million;

(b)           plus the Cash Balances;

(c)           less the Third Party Debt;

(d)           plus the amount of the difference between Target Working Capital and Working Capital if Working Capital is greater than Target Working Capital (or less the amount of the difference if Working Capital is less than Target Working Capital);

(e)           less Transaction Bonuses; and

(f)            less Transaction Fees.

6.2           Payment

The consideration for each Sale Share shall be satisfied in accordance with the provisions of this clause 6.

6.3           Payment for Sale Shares

6.3.1        The consideration for the Sale Shares shall be satisfied as follows:

(a)           at Completion, the Purchaser shall pay to the Sellers’ Solicitors Account the Initial Consideration;

(b)           further payment (if any) shall be made as required in accordance with clause 6.5 (Effect of Adjustment); and

(c)           further payment shall be made as required in accordance with clause 8 (Retention).

6.3.2        The “Initial Consideration” shall be:

(a)           the sum of US$55 million less the Retention Amount;

(b)           plus the Estimated Cash Balances;

(c)           less the Estimated Third Party Debt;

(d)           less Transaction Bonuses; and

(e)           less Transaction Fees.

6.3.3        Without prejudice to clause 9.10.1, upon payment of the Initial Consideration to the Sellers’ Solicitors Account in accordance with clause 6.3.1 above, the Purchaser’s obligations in respect of payment of the Initial Consideration shall be deemed discharged.

6.3.4        If following Completion, the Purchaser becomes aware that any Group Company has paid any Transaction Bonuses and/or Transaction Fees which have not been taken into account in the calculation of the Initial Consideration, the Sellers shall pay to the Purchaser, the amount by which the Initial Consideration would have been reduced had such Transaction Bonuses or Transaction Fees been taken into account when calculating the Initial Consideration.

6.4           Estimated Completion Statement

Between ten (10) Business days and five (5) Business Days prior to Completion, the Sellers’ Representative shall deliver to the Purchaser the Estimated Completion Statement.

6.5           Effect of Adjustment

6.5.1        Any payments required to be made under clause 9.10 shall, for the avoidance of doubt, be an adjustment to the Initial Consideration resulting in an adjustment to the Total Consideration.  The Total Consideration shall be adopted for all Tax reporting purposes to the extent legally possible.

6.5.2        Where any payment is made in satisfaction of a liability arising under this Agreement it shall be an adjustment to the Total Consideration.

6.5.3        If the Beneficial Sellers are required to make any payment to the Purchaser under clause 9.10.1 of this Agreement, it is agreed that each Beneficial Seller shall only be required to pay their pro rata share of such payment based on their percentage shareholding specified in Part I of Schedule 9 and that no Beneficial Seller shall be required to pay any amount to the Purchaser that exceeds the Total Consideration actually paid by the Purchaser to such Beneficial Seller in respect of their Sale Shares set out opposite their name in Part I of Schedule 9.

7.             COMPLETION

7.1           Subject to the Conditions having been fulfilled or waived by the parties, Completion shall take place at the offices of the Purchaser’s Solicitors on 1 October 2010 (the “Completion Date”) unless the parties agree otherwise.

7.2           At Completion:

7.2.1       each Seller shall procure, or in the case of each Seller who is not a director, shall use its reasonable endeavours as a shareholder in the Company to procure (or in the case of Trusts shall not use its voting rights to veto) the carrying out of all those things listed in paragraph 1 of Schedule 3; and

7.2.2       the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 3.

7.3           The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously. This clause 7.3 shall not limit any other clause of this Agreement and in particular clause 19 (Remedies).

7.4           Where the obligations of the Seller or the Purchaser under this clause 7.4 and paragraphs 1.1 and 1.2 (inclusive, but excluding paragraph 1.13) (in the case of the Sellers), or 2  (in the case of the Purchaser) of Schedule 3 are not complied with or waived on or prior to the Completion Date the Purchaser, in the case of non-compliance by any Seller, or the Sellers’ Representative, in the case of non-compliance by the Purchaser, may (in addition to and without prejudice to all other rights and remedies) by written notice served on the other party on such date:

7.4.1        defer Completion to a new date being not more than twenty (20) Business Days following the Completion Date (so that the provisions of this clause 7.4 shall apply to Completion so deferred) provided that such deferral may only occur once;

7.4.2        proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

7.4.3        terminate this Agreement (other than clause 1 (Interpretation), clause 13 (Confidentiality), clause 14 (Announcements), clause 16 (Entire Agreement), clause 19 (Remedies), clause 22 (Assignment), clause 24 (Interest), clause 25 (Notices),  clause 26 (Costs), clause 27 (Governing Law and Jurisdiction) and clause 29 (Process Agent)), without liability on the part of the terminating party.

7.5           At Completion, the Tax Covenant shall take effect save for paragraphs 5 and 6 thereof which shall have effect from the date of this Agreement but paragraph 5 shall cease to have effect if this Agreement is terminated prior to Completion.

7.6           Immediately after Completion the Purchasers shall procure repayment of all Third Party Debt including any loans due to the Sellers.

7.7            Loan repayments in respect of Shareholder Loans shall be paid to such bank accounts as are notified in writing to the Purchasers at least two (2) days prior to Completion.

8.             RETENTION

8.1           At Completion:

8.1.1        all of the Beneficial Sellers (or their attorneys) shall sign the Retention Agreement and deliver it to the Retention Agent;

8.1.2        the Purchaser shall sign the Retention Agreement and deliver it to the Retention Agents and shall pay the Retention Amount into the Retention Account; and

8.1.3        the Retention Agents shall sign the Retention Agreement.

8.2           The Retention Agents shall hold the Retention Amount and all interest thereon subject to the terms and conditions of the Retention Agreement, and the distribution of any funds from the Retention Account shall be governed by the terms and conditions of the Retention Agreement.

8.3           Subject to clauses 8.5 to 8.7, on the Release Date the Purchaser and the Sellers’ Representative shall instruct the Retention Agents to pay to Sellers’ Solicitors Account the amount standing to the credit of the Retention Account (including interest).

8.4           If, prior to the Release Date, any payment becomes payable to the Purchaser pursuant to a Substantiated Claim, then the Sellers Representative and the Purchaser shall instruct the Retention Agents to pay to the Purchaser from the Retention Account an amount equal to any amounts awarded to the Purchaser in relation to such Substantiated Claim.

8.5           If prior to the Release Date the Purchaser has made a Claim and such Claim has not become a Substantiated Claim prior to the Release Date, provided that the notice of the Claim specifies a reasonable estimate of the Sellers’ liability under the Claim (a “Loss Estimate”) then the Purchaser and the Sellers’ Representative shall procure that the Retention Agents retain in the Retention Account an amount equal to the lesser of:

8.5.1        an amount equal to the Loss Estimate; or

8.5.2        the whole of the amount (including interest) standing to the credit of the  Retention Account,

(the “Retained Amount”) and immediately after the expiration of the Release Date the Seller’s Representative and the Purchaser shall instruct the Retention Agent to pay the balance of the Retention Account (if any) (including interest) to the Sellers’ Solicitors Account.

8.6           If a Claim in respect of which an amount is retained under clause 8.5 becomes a Substantiated Claim then the Sellers’ Representative and the Purchaser shall instruct the Retention Agent to pay to the Purchaser from the Retention Account an amount equal to any amounts awarded to the Purchaser in relation to such Substantiated Claim and the Sellers’ Representative and the Purchaser shall instruct the Retention Agent to pay the balance of the Retention Account (if any) (including interest), less any Retained Amounts, to the Sellers’ Solicitors Account.

8.7           If a Claim in respect of which an amount is retained under clause 8.5 is settled or agreed by the Purchaser in favour of the Beneficial Sellers or awarded or adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal and no amount is payable to the Purchaser, then the Sellers’ Representative and the Purchaser shall instruct the Retention Agent to pay the relevant Retained Amount to the Sellers’ Solicitors Account.

8.8           Notwithstanding the other provisions of this clause 8:

8.8.1        if a Substantiated Claim is not fully settled from the Retention Account, the Claim shall remain fully enforceable against any of the Beneficial Sellers to the extent not settled against any of the Beneficial Sellers; and

8.8.2        nothing in this clause 8 shall prejudice, limit or otherwise affect any right, (including the right to make any claim) or remedy the Purchaser may have from time to time against any of the Beneficial Sellers either under this Agreement or under any of the documents executed pursuant to this Agreement.

8.9           None of the Beneficial Sellers shall seek in any way to delay or impede the release of any amounts due in respect of a Substantiated Claim from the Retention Account to the Purchaser. The Purchaser shall be entitled to institute court proceedings against any of the Beneficial Sellers if the Purchaser reasonably considers at any time that any of the Beneficial Sellers are delaying or impeding the release of such amount from the Retention Account to the Purchaser.

8.10         For the avoidance of doubt, payment of the balance standing to the credit of the Retention Account to the Sellers’ Solicitors Account shall be an absolute discharge of the Purchaser’s obligation to make payment to the Beneficial Sellers hereunder. The Purchaser shall have no concern or liability for the payment or distribution of such sums amongst the Beneficial Sellers.

8.11         In the event that any amount is paid to the Purchaser from the Retention Account, the consideration paid for the sale and purchase affected by this Agreement shall be treated as having been reduced by an amount equal to such payments.

8.12        The Purchaser shall use reasonable endeavours to procure that Relevant Claims or claims under the Tax Covenant notified prior to the Release Date are settled or resolved with reasonable diligence.

9.             COMPLETION STATEMENT

9.1           Forthwith after Completion, the Purchaser shall prepare a draft of the Completion Statement (the “Draft Completion Statement”) and shall procure that it is delivered to the Sellers’ Representative for review within thirty (30) days from Completion.

9.2           The Completion Statement shall be calculated in accordance with the policies, practices and procedures set out in Schedule 6 (Completion Statement).

9.3           Subject to clause 9.7.5, the Beneficial Sellers and the Purchaser shall each bear their own costs and expenses arising out of the preparation and review of the Completion Statement.

9.4           The Sellers’ Representative shall notify the Purchaser in writing within thirty (30) days of receipt of the draft Completion Statement of whether or not the Beneficial Sellers accept the draft Completion Statement for the purposes of this Agreement.

9.5           If the Sellers’ Representative notifies the Purchaser that the Beneficial Sellers do not accept the draft Completion Statement:

9.5.1        she shall, at the same time as she notifies the Purchaser that the Beneficial Sellers do not accept the draft Completion Statement, set out in such notice in writing reasons for such non-acceptance and specify the adjustments which, in the Beneficial Sellers’ opinion, should be made to the draft Completion Statement in order to comply with the requirements of this Agreement (“Notice of Disagreement”); and

9.5.2        the Sellers’ Representative and the Purchaser shall use all reasonable endeavours to:

(a)           meet and discuss the objections of the Beneficial Sellers; and

(b)           try to reach agreement upon the adjustments (if any) required to be made to the draft Completion Statement,

in each case, within twenty one (21) days of the Notice of Disagreement.

Any matters which are not included in the Notice of Disagreement shall be deemed to have been accepted by the Beneficial Sellers.

9.6           If the Beneficial Sellers are satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Sellers’ Representative and the Purchaser) or if the Sellers’ Representative fails to notify the Purchaser of the Beneficial Sellers’ non-acceptance of the draft Completion Statement in accordance with clause 9.4 within the thirty (30) day period referred to in clause 9.4, then the draft Completion Statement (incorporating any agreed adjustments) shall be deemed to constitute the Final Completion Statement (the “Final Completion Statement”) for the purposes of this Agreement.

9.7           If the Sellers’ Representative and the Purchaser do not reach agreement within the twenty one (21) day period referred to in clause 9.5.2 (or such other time as the Sellers’ Representative and the Purchaser may agree in writing) then the matters in dispute (and only those) shall be referred, on the application of either the Sellers’ Representative or the Purchaser, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Sellers’ Representative and the Purchaser or, failing agreement, to be selected, on the application of either the Sellers’ Representative or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the “Expert”).  The following provisions shall apply to such determination:

9.7.1        the Purchaser and/or the Purchaser’s accountants and the Sellers’ Representative and/or the Beneficial Sellers’ accountants shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the time frame set out in clause 9.7.2) prepare and deliver to the Expert a written statement on the matters in dispute (together with all relevant documents);

9.7.2        the Expert shall be requested to give its decision within thirty (30) days (or such later date as the Purchaser, the Sellers’ Representative and the Expert agree in writing) of confirmation and acknowledgement by the firm of its appointment hereunder;

9.7.3        in giving such determination, the Expert shall state what adjustments (if any) are necessary to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give its reasons therefore;

9.7.4        the Expert shall act as an expert (and not as an arbitrator), the Arbitration Act 1996 shall not apply and its determination shall be final and binding on the parties (in the absence of manifest error); and

9.7.5        each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it.  The costs and the expenses of the Expert shall be borne as the Expert directs or, in the absence of any such direction, shall be borne equally by the Purchaser on the one hand and the Beneficial Sellers (pro rata to their percentage shareholding as specified in Part I of Schedule 9) on the other.

9.8           When the Beneficial Sellers and the Purchaser reach or are deemed to reach agreement on the Completion Statement or when the Completion Statement is finally determined at any stage in accordance with the procedures set out in this clause 9, it shall be final and binding on the parties and the Net Adjustment Amount shall be determined by extracting the relevant amounts from the Completion Statement.

9.9           Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, the Beneficial Sellers shall, and the Purchaser shall procure that the Company’s Group shall promptly provide each other, their respective advisers, the Expert, the Purchaser’s accountants and the Beneficial Sellers’ accountants with all information (in their respective possession or control) relating to the operations of the Company’s Group, including access at all reasonable times to all of the Company’s Group’s employees, books, records, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to enable the:

9.9.1        production of the Completion Statement;

9.9.2        review by the Sellers’ Representative of the draft Completion Statement; and

9.9.3        the Expert to determine the Completion Statement.

9.10         Following agreement or determination of the Completion Statement pursuant to the provisions of this clause 9:

9.10.1      if the Net Adjustment Amount is negative, the Beneficial Sellers shall be liable to pay to the Purchaser an amount equal to the Net Adjustment Amount, within five (5) Business Days of the agreement or determination of the Completion Statement in accordance with the provisions of this clause 9; or

9.10.2      if the Net Adjustment Amount is positive, the Purchaser shall be liable to pay to the Beneficial Sellers’ Solicitors Account an amount equal to the Net Adjustment Amount, within five (5) Business Days of the agreement or determination of the Completion Statement in accordance with the provisions of this clause 9 such liability to be satisfied by way of a payment of funds by the Purchaser to the Sellers’ Solicitors Account.

10.          RESTRICTIONS

10.1         Each of the Covenantors severally (acting for themselves) undertakes with the Purchaser that he shall not carry on the Restricted Business in the Restricted Territories for a period of eighteen (18) months after the date of this Agreement.

10.2         In order to confer upon the Purchaser the full benefit of the business and goodwill of the Company and its Subsidiaries, each of the Covenantors undertakes with the Purchaser that he shall not:

10.2.1      for a period of eighteen (18) months after the Completion Date, solicit or seek to solicit any of the Employees to become employed by another person except for an Employee who responds (without any form of approach or solicitation by or on behalf of the Convenantor) to a general public advertisement made in the ordinary course of business;

10.2.2      for a period of eighteen (18) months after the Completion Date within the Restricted Territories, in direct competition with the Restricted Business, canvass, solicit or seek to solicit the custom of any person who has been a regular customer of any Group Company within the twelve (12) months prior to Completion;

10.2.3      for a period of eighteen (18) months after the Completion Date, solicit or entice away from any Group Company any supplier who had supplied goods and/or services to any Group Company at any time during the twelve (12) months prior to Completion if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any Group Company; or

10.2.4      at any time after Completion, use in the course of any business:

(a)           the marks “TopTable”, “toptable.co.uk”, “Top Table”, “City Eating” or “London Eating” and the words “Restaurant Bookings”, provided: (i) the restrictions to using each of the foregoing marks only apply when the words comprising any one such mark are used consecutively, and (ii) the restrictions to using the words “Restaurant Bookings” shall only apply for 18 months following the Completion Date;

(b)           any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by any Group Company, including the trade names listed in Part A Section II(b) of Schedule 11; or

(c)           anything which is, in the reasonable opinion of the Purchaser, confusingly similar to any such words, mark, name, design or logo.

Each undertaking contained in this clause 10.2 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

10.3         Nothing in this clause 10 shall restrict any Covenantor from holding less than 5% of any class of shares or debentures in a Restricted Business listed on the London Stock Exchange or any other recognised exchange wheresoever situated.

10.4         For the purposes of this clause 10:

“Restricted Business” means: means a business whose activity is (a) a restaurant- or diner-focused consumer website, (b) restaurant or diner online reservations via the Internet, mobile devices and other technologies and/or (c) licence, sale or distribution of restaurant reservation software..

“Restricted Territories” means Austria, Belgium, France, Germany, Italy, Ireland, Malta,  Morocco, the Netherlands, Portugal UK, USA, Spain, Sweden, and Switzerland.

10.5         Reasonableness

Each of the Covenantors agrees that each of the restrictions and undertakings contained in clauses 10.1 and 10.2 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Company and the Subsidiaries.  Where any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

10.6         Void or unenforceable restrictions

Without prejudice to clause 10.5, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

10.7         Confidential information concerning the Company

Each of the Sellers severally (acting for itself and, where the Seller is a body corporate, as trustee for each member of its Group), undertakes to the Purchaser that it shall not (and, where applicable shall procure that no member of its Group or any officer or employee of any member of its Group shall) make use of or divulge to any third party (other than their respective professional or technical advisers, on the basis that such advisers are obliged to keep such information confidential) confidential information relating to the Company and the Subsidiaries save only:

10.7.1      in so far as such information has become public knowledge, otherwise than directly through the breach by any Seller of this clause 10.7 or the failure of any such member of its Group, officer or employee of any member of its Group or third party to whom information was divulged as referred to above to keep the same confidential; or

10.7.2      where required by Law or by any supervisory or regulatory or governmental body (including any Tax Authority) having jurisdiction over them and whether or not the requirement has the force of Law.

11.          WARRANTIES AND INDEMNITIES

11.1         Each of the Beneficial Sellers  (other than the IFG Trust (Jersey) Limited as trustee of The Sir Alex Ferguson 2010 Trust) warrants to the Purchaser, as at the date of this Agreement, in the terms set out in Schedule 4 and Part II of Schedule 10 (save in respect of the Warranties in paragraph 2 of Schedule 4 (Sale of Shares)).

11.2         Each of the Sellers listed in both Parts I and Part II of Schedule 9 (and not solely in one Part) and each Trustee severally warrants to the Purchaser in respect of such Sellers’ Sale Shares only, as at the date of this Agreement, in the terms set out in paragraph 2 of Schedule 4 (Sale of Shares).

11.3         The Trustees severally warrant to the Purchaser in the terms set out in paragraph 33.10 of Schedule 4 (Share Schemes).

11.4         The Sellers acknowledge that the Purchaser is entering into this Agreement in express reliance on the Warranties given by the Sellers.

11.5         Each of the Warranties shall be construed as a separate and independent warranty and shall not be restricted or limited by reference to any other warranty or any term of this Agreement.

11.6         The Sellers waive any rights or remedies they may have against any employee, director, agent or officer of the Company or any Subsidiary with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the proposed entering into of this Agreement or the other Transaction Documents and the sale of the Sale Shares save in the case of fraud or deliberate concealment.

11.7         Any sum payable by any of the Sellers in respect of any breach of the Warranties shall be treated as a reduction to the Total Consideration.

11.8         Purchaser’s knowledge

11.8.1      The Warranties are given subject to matters fairly disclosed (with sufficient details to enable the Purchaser to identify the nature and scope of the matter disclosed) in this Agreement or in the Disclosure Letter.

11.8.2      Subject to paragraph 8 of Schedule 5, no other information relating to the Company or the Subsidiaries of which the Purchaser has knowledge (actual, constructive or imputed) shall prejudice any claim made by the Purchaser under this Agreement or operate to reduce any amount recoverable.

11.9         Seller’s Protection

The provisions of Schedule 5 (Limitations on Liability) shall have effect so as to limit the liability of the Sellers in respect of the Warranties set out in Schedule 4 and, to the extent set out in Schedule 5, in respect of the Tax Warranties and the Tax Covenant.

11.10       Notifications by the Purchaser

If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Relevant Claim or a claim under the Tax Covenant, the Purchaser shall give notice to the Sellers’ Representative specifying the matter or circumstance in reasonable detail as soon as is reasonably practicable after it becomes aware of that matter or circumstance (in accordance with paragraph 1.8 of Schedule 5 and/or paragraph 3 of Part III of the Tax Covenant (as applicable)).

11.11       Software Licensing Indemnity

11.11.1    Subject to clause 11.11.2 below, the Beneficial Sellers shall indemnify and hold harmless the Purchaser and each of the Group Companies from any and all claims, costs, damages, liabilities, fees and expenses (“Losses”) arising out of or in connection with the use, prior to Completion, by any Group Company (including use by that Group Company’s employees, contractors and consultants) of any unlicensed software or of any software in respect of which the number of users exceeds the number of licences secured by the relevant Group Company (the “Software Licence Deficiency”).

11.11.2    Any payment(s) up to a maximum of £96,550.55 made to any software provider to purchase new licences in order to address the Software Licence Deficiency will not be subject to the indemnity in clause 11.11.1 above.

11.11.3    The Losses in respect of which the indemnity in clause 11.11.1 above is given include but are not limited to:

(a)           any payments over £96,550.55 made to any software provider in respect of the Software Licence Deficiency (including any payments in respect of the prior use of the software); and

(b)           any payments or fees (including legal fees on a solicitor-client basis), associated with any action taken against any Group Company by a third party in respect of the Software Licence Deficiency.

11.11.4    Any payments made under the indemnity in clause 11.11 above shall be taken out of the Retention Amount and made in accordance with clause 8.4 of this Agreement

12.          GUARANTEES

12.1         The Guarantor, as primary obligor, irrevocably and unconditionally guarantees the due and punctual performance by the Purchaser of its obligation to pay the Total Consideration pursuant to clause 2.1 of this Agreement.

12.2         The guarantee contained in clause 12.1 is a continuing guarantee and shall remain in force until all obligations of the Purchaser under clause 6.3 of this Agreement have been fully performed and all sums payable by the Purchaser pursuant to clause 6.3 of this Agreement have been paid.

12.3         The Guarantor’s obligations under this clause constitute direct, primary and unconditional obligations to pay on demand by the Sellers’ Representative any sum which the Purchaser is liable to pay under this Agreement without requiring the Sellers first to take any steps against the Purchaser or any other person.

12.4         The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations or affect such obligations including, without limitation and whether or not known to the Guarantor.

12.4.1      any time, indulgence, waiver or consent at any time given to the Purchaser or any other person;

12.4.2      any compromise or release of or abstention from perfecting or enforcing any rights or remedies against the Purchaser or any other person;

12.4.3      any legal limitation, disability, incapacity or other circumstance relating to the Purchaser or any other person or any amendment to or variation of the terms of this Agreement; or

12.4.4      any irregularity, unenforceability or invalidity of any obligations of the Purchaser under this Agreement.

13.          CONFIDENTIALITY

13.1         Confidentiality

Subject to clause 13.2 and to clause 15 and without prejudice to clause 10.7, each party:

13.1.1      shall treat as strictly confidential:

(a)           the provisions of this Agreement and the process of their negotiation; and

(b)           in relation to the obligations of the Sellers under this clause 12.1, any information received or held by the Sellers or the Sellers’ Representative where such information relates to the Purchaser Group or, following Completion, any Group Company, together (“Confidential Information”); and

13.1.2      shall not, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

13.2         Permitted disclosure or use

Clause 13.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:

13.2.1      such disclosure is required by Law or regulation or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;

13.2.2      such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 23;

13.2.3      the Confidential Information concerned was lawfully in its possession or the possession of any of its Representatives (as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as set out in clause 13.1 (other than information held by the Seller or its Representatives regarding the Group Companies which is expressly excluded from the scope of this sub-paragraph); or

13.2.4      the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 13.2.

13.3         Disclosure to Representatives

Each of the Seller and the Purchaser undertakes that it shall (and shall procure that its Affiliates shall) only disclose Confidential Information to Representatives where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement or the other Transaction Documents and only where the Representatives are informed of the confidential nature of the Confidential Information and the provisions of this clause 12.

13.4         Continuance of restrictions

The restrictions contained in this clause 12 shall survive termination, lapse or Completion, as the case may be, and shall continue for a period of five (5) years from the date of this Agreement.

14.          ANNOUNCEMENTS

14.1         Restrictions

Subject to clauses 14.2 and 14.4, no party to this Agreement shall make any announcement, (including any communication to the public, to any customers or suppliers of any Group

Company, or to all or any Employees) concerning the provisions or subject matter of this Agreement or containing any information about any other party without the prior written approval of the other (which in the case of the Sellers can be provided by the Sellers’ Representative (any such consent shall not be unreasonably withheld or delayed)).

14.2         Permitted announcements

Clause 14.1 shall not apply if, and to the extent that, an announcement is required by Law or regulation or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction and whether or not the requirement and provided that any such announcement shall wherever possible be made only after consultation with the other parties.

14.3         Continuance of restrictions

The restrictions contained in this clause 15 shall survive Completion and shall continue for a period of five (5) years from the date of this Agreement.

14.4         Announcements to customers and suppliers

As soon as practicable after the date of this Agreement the Sellers’ Representative and the Purchaser shall procure that a joint announcement is made to the customers and suppliers of the Company and each Subsidiary in such form as they may agree.

15.          FURTHER ASSURANCE

The parties hereto shall (and shall procure that their respective Affiliates shall) do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably required to give effect to the terms of this Agreement and to secure for the Purchaser or the Sellers (as the case may be) the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

16.          ENTIRE AGREEMENT

16.1         This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Sale Shares and, save to the extent expressly set out in this Agreement or any of the Transaction Documents, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

16.2         It is agreed that save to the extent expressly set out in this Agreement no party has entered into this Agreement or any other Transaction Document in reliance upon, nor shall either party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of the other party which is not expressly set out in this Agreement or any other Transaction Document.

16.3         Except for any liability which a party has under or in respect of any breach of this Agreement or any of the other Transaction Documents neither party shall owe any duty of care or have any liability in tort or otherwise to the other party in respect of, arising out of, or in any way relating to the sale and purchase of the Sale Shares.

16.4         Nothing in this clause 16 shall exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

16.5         Each of the Sellers acknowledge that the Existing Shareholders Agreement to which they are party, will terminate with immediate effect from the Completion Date and that no party to that agreement shall have any further rights or obligations thereunder.

17.          POST COMPLETION EFFECT OF AGREEMENT

This Agreement shall, as regards the Warranties and any other of its provisions remaining to be performed or capable of having or taking effect following the Completion Date, remain in full force and effect following the Completion Date.

18.          WAIVER AND VARIATION

18.1         No delay or omission by any party hereto at any time to require performance of any provision of this Agreement shall affect its right to enforce such provision at a later time.  No waiver by any party hereto of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or be deemed to be or construed as the breach or a waiver of any other term, covenant, representation or warranty contained in this Agreement.

18.2         No amendment, variation or waiver of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement for the time being.

18.3         Unless expressly agreed, no variation shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied.

19.          REMEDIES

19.1         The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

19.2         Where any party has a claim for misrepresentation under this Agreement (except in the case of fraudulent misrepresentation), that party agrees to irrevocably and unconditionally waive any right it may have to rescind this Agreement following Completion, but nothing shall prevent that party from seeking any other remedies available to it.

20.          INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

21.          TIME OF THE ESSENCE

Except as otherwise stated in this Agreement, time is of the essence of each provision of this Agreement.

22.          ASSIGNMENT

This Agreement is personal to the parties to it.  Accordingly, no party shall be entitled to assign, hold on trust or otherwise transfer the benefit of any provisions of this Agreement or any benefit arising under or out of this Agreement without the prior written consent of the other party.

23.          COUNTERPARTS

This Agreement may be executed in any number of counterparts but shall not be effective until each party has executed at least the counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

24.          INTEREST

If any Seller or the Purchaser defaults in the payment when due of any damages or other sum payable by virtue of this Agreement  or any of the other Transaction Documents the liability of such Seller or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is three hundred basis points above the base rate of the Bank of England from time to time in effect during such period. Such interest shall accrue from day to day and shall be payable without prejudice to any other remedy available to such Seller or the Purchaser (as the case may be) in respect of such default.

25.          NOTICES

25.1         Any notice (which term shall include any other communication) required to be given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing, in the English language.  For the avoidance of doubt, facsimiles and e-mail are permitted.

25.2         Any such notice or other communication shall be addressed as provided in clause 25.3 and may be:

25.2.1      personally delivered in which case it shall be deemed to have been given upon delivery of the relevant address;

25.2.2      if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

25.2.3      if from or to any place outside the United Kingdom, sent by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier;

25.2.4      if from or to any place outside the United Kingdom, sent by pre-paid airmail, in which case it shall be deemed to have been given five (5) Business Days after the date of posting;

25.2.5      sent by facsimile, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or

25.2.6      sent by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of clauses 25.2.5 and 25.2.6 any notice despatched after 17:00 hours on any day shall be deemed to have been received at 09:00 hours on the next Business Day.

25.3         Notices under this Agreement shall be sent to a party at its address, fax number or e-mail address subject to clause 25.4 below:

For the Sellers:

Name:	Karen Anne Hanton

Address:	#########

E-mail address:	#########

For the Purchaser and the Guarantor:

Name:	OpenTable UK Holdings Limited

For the attention of:	Matt Roberts (Chief Financial Officer)

Address:	OpenTable Inc.
799 Market Street
4th Floor
San Francisco
CA 94103

Fax number:	#########

E-mail address:	#########

25.4         Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 25.3 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

26.          COSTS

Except as otherwise stated in this Agreement, each party shall bear their own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.

27.          GOVERNING LAW AND JURISDICTION

27.1         This Agreement together with the Transaction Documents and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relation to non-contractual obligations) shall be governed by, and construed in accordance with, English Law.

27.2         In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

28.          CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

29.          PROCESS AGENT

29.1         Karen Hanton irrevocably appoints Simon Linley of FW Stephens, 3rd Floor, 24 Chiswell Street, London EC1Y 4YX, England, UK as her process agent to receive on her behalf service of process in any Proceeding in England, service upon whom shall be good service upon Karen Hanton whether or not forwarded to or received by Karen Hanton. Where, for any reason the process agent resigns or ceases to be able to act as process agent, or no longer has an address in England, Karen Hanton irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within twenty (20) Business Days.  Should Karen Hanton fail to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for Karen Hanton notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

29.2         The Guarantor irrevocably appoints the Purchaser of Winchester House, 259-269 Marylebone Road, London UK as its process agent to receive on its behalf service of process in any Proceeding in England, service upon whom shall be good service upon the Guarantor whether or not forwarded to or received by the Guarantor. Where, for any reason the process agent resigns or ceases to be able to act as process agent, or no longer has an address in England, the Guarantor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Sellers’ Representative and to deliver to the Sellers’ Representative a copy of the substitute process agent’s acceptance of that appointment within twenty (20) Business Days.  Should the Guarantor fail to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Guarantor notified to the Sellers’ Representative, notwithstanding that such process agent is no longer found at such address or has ceased to act.

IN WITNESS WHEREOF the Parties have executed this document as a deed on the date first before written.

SCHEDULE 2

PRE-COMPLETION OBLIGATIONS

1              SELLER OBLIGATIONS

Except as otherwise stated in this Agreement or any other Transaction Document or with the written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), the Sellers who are directors of the Company shall (subject to their fiduciary duties) and the Sellers who are not directors of the Company shall use their reasonable endeavours in their capacity as shareholders to procure that, the Company shall from the date of this Agreement until Completion:

1.1           procure that each Group Company carries on its business only in the ordinary course;

1.2           procure that no Group Company makes or agrees to make any payment other than routine payments in the ordinary course of business;

1.3           procure that there is no declaration or payment of a dividend or other distribution (whether in cash, stock or in kind) nor any reduction of its paid-up share capital by any Group Company;

1.4           procure that no share, loan capital or other security is created, allotted or issued or agreed to be created, allotted or issued by any Group Company and that no option over, or any other right in respect of, any share, loan capital or other security is granted;

1.5           cause all transactions between each Group Company on the one hand and members of the Seller Group on the other hand to take place on arm’s length terms;

1.6           procure that no Group Company shall:

1.6.1        create any Encumbrance over the Sale Shares or over the shares or assets of any Group Company;

1.6.2        make any alteration to its articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation;

1.6.3        enter into any agreement or arrangement or permit any action whereby another company becomes its subsidiary or subsidiary undertaking;

1.6.4        enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

1.6.5        acquire (whether by one transaction or by a series of transactions) the whole, or a substantial or material part of the business, undertaking or assets of any other person;

1.6.6        dispose of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets;

1.6.7        borrow (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of this Agreement) any money or agree to do so or enter into any foreign exchange contracts, interest rate swaps or other derivative instrument;

1.6.8        grant any loans or other financial facilities or assistance to, or any guarantees or indemnities for the benefit of, any person other than in relation to the exercise of options under the option schemes;

1.6.9        enter into (or make a bid, tender, proposal or offer likely to lead to) or terminate any contract which has a value or is likely to involve expenditure or obligations in excess of £5,000 (five thousand pounds) per annum or which is not consistent with past practice;

1.6.10      institute or settle, or agrees to settle, any litigation where the institution or settlement is likely to result in a payment to or by a Group Company of £5,000 (five thousand pounds)  or more (except for collection in the ordinary course of business of debts none of which exceeds £5,000 (five thousand pounds));

1.6.11      make any false, untrue or misleading representations or statements to the Employees in relation to the Transactions or its consequences;

1.6.12      employ or agree or make any offer to employ any new persons fully or part time;

1.6.13      re-deploy, dismiss or give notice to terminate the employment of any Employee, other than for gross misconduct;

1.6.14      make or permit or agree to any material changes (other than those required by law) in the terms and conditions of employment or benefits (including granting any new options or other entitlements under existing schemes or benefits of any Employee); or

1.6.15      grant any new rights over or based on the Sale Shares or the price of the Sale Shares.

1.7           procure that no policy of insurance in force as at the date of this Agreement lapses or becomes void as a result of any Group Company’s failure to pay premiums in relation to such policies;.

1.8           comply with paragraph 5 of the Tax Covenant and use reasonable endeavours to procure that each Group Company promptly complies with all Tax reporting, filing and payment obligations; and

1.9           the obligations of the Trusts under this Schedule 2 paragraph 1 shall be limited to not using their voting rights to veto any of the obligations in this Schedule 2.

2              INFORMATION

2.1           During the period from the date of this Agreement until Completion, the Sellers shall make prompt disclosure to the Purchaser of all materially relevant information which comes to the notice of the Sellers in relation to any fact or matter which may constitute a breach of any Warranty as at the date of this Agreement.

3              TRANSFER OF LISTED DOMAIN NAMES

3.1           Prior to Completion, the Sellers shall, at its own cost, take all necessary steps to secure the transfer to Toptable.co.uk Limited of the full ownership and control of the Listed Domain Names with full title guarantee and free from encumbrances (as defined in Schedule 4) so that Toptable.co.uk Limited shall become the registrant of the Listed Domain Names with the relevant registrar prior to Completion and so that the administrative contact details filed with such registrar shall be changed to refer to an administrative contact at Toptable.co.uk Limited. Without prejudice to the provisions of this paragraph 3.1, Purchaser acknowledges that the record of the administrative contact details of Toptable.co.uk Limited may not have been updated on the face of the register by the relevant registry at completion.

3.2           Without prejudice to the obligation under paragraph 3.1, the Purchaser acknowledges that the administrative details may not have been updated at the relevant registrar.

4              AGREEMENTS WITH CONSULTANTS, CONTRACTORS OR EMPLOYERS

4.1           If, prior to Completion, any of the Group Companies enters into any agreement with any consultant, contractor or Employee under which such consultant, contractor or Employee may (as part of providing services to, or within the course of their duties to any Group Company) create or develop any Intellectual Property (as defined in Schedule 4), the Sellers undertake to ensure that any such agreement shall contain:

4.1.1        a clause which effectively assigns all Intellectual Property created by the consultant, contractor or Employee in the course if his/her duties or by the consultant under the relevant agreement to the contracting Group Company; and

4.1.2        a further assurances clause providing that the consultant, contractor or Employee will do all things necessary to ensure that the assigned Intellectual Property under the agreement with the group Company vests in that Group Company.

5              OTHER

5.1           The Sellers shall procure that a stock transfer form is executed in connection with the transfer of legal title to 1,090,304 Shares in the Company by Alex Ferguson to IFG Trust (Jersey) Limited as trustee of The Sir Alex Ferguson 2010 Trust and that it is duly stamped by HMRC to the extent legally required and that such duly stamped stock transfer form is delivered to the Purchaser prior to Completion.

SCHEDULE 3
COMPLETION ARRANGEMENTS

1              SELLERS’ OBLIGATIONS

At Completion the Sellers (and the Trustees where applicable) shall:

1.1           deliver to the Purchaser:

1.1.1        transfers of the Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relevant share certificates or an indemnity in the Agreed Form for any lost share certificates;

1.1.2        such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

1.1.3        a power of attorney in Agreed Form from each Seller in favour of the Purchaser in respect of rights attaching to the Shares;

1.1.4        the original of any power of attorney under which any Transaction Document has been executed;

1.1.5        letters of resignation in Agreed Form duly executed by each Director in respect of their directorships of each Group Company as set out in Schedule 1;

1.1.6        letters of resignation in Agreed From duly executed by each company secretary in respect of their position as company secretary of each Group Company as set out in Schedule 1;

1.1.7        the list of beneficiaries required pursuant to clause 3.8 and to the extent necessary an updated version of Schedule 8 and Schedule 9;

1.1.8        a counterpart of:

(a)           the Disclosure Letter; and

(b)           the Retention Agreement,

duly executed by the Sellers;

1.1.9        documentary evidence to the satisfaction of the Purchaser:

(a)           of the transfer to Toptable.co.uk Limited of the Listed Domain Names (in fulfilment of the Sellers’ obligations to transfer the Listed Domain Names under paragraph 3 of Schedule 2) including evidence of the registration of Toptable.co.uk Limited as registrant of the Listed Domain Names and registration of the administrative contact details of a contact at Toptable.co.uk Limited, with the relevant domain name registrar(s); or

(b)           (to the extent that such evidence is not available from the relevant registrar(s) due to the information of the relevant registries having not been updated by Completion, and without prejudice to the Sellers’ Further Assurances obligations under clause 15) that all necessary steps have been taken to transfer the Listed Domain Names to Toptable.co.uk and update the registrar and administrative contract details in accordance with the Sellers’ obligations in paragraph 3 of Schedule 2; and

1.1.10      copies of any agreements with consultants, contractors and Employees referred to at paragraph 4 of Schedule 2.

1.2           deliver to the Purchaser as agent for the Company and the Subsidiaries:

1.2.1        all the statutory and other books (duly written up to date) of the Company and each of the Subsidiaries and all certificates of incorporation, certificates of incorporation on change of name and common seals;

1.2.2        certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers of all shares in any Subsidiary not registered in the name of the Company or another Subsidiary in favour of such persons as the Purchaser shall direct; and

1.2.3        the title deeds to the Premises.

1.3           procure board meetings of the Company and of each of the Subsidiaries to:

1.3.1        pass a resolution to approve, in the case of the Company, the transfers of the Shares and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned; and

1.3.2        appoint as directors and/or secretary such persons as the Purchaser may nominate such appointments to take effect at the close of the meeting.

1.4           deliver to the Purchaser, certified as correct by the secretary of the relevant company, the minutes of each such board meeting.

2              PURCHASER’S OBLIGATIONS

At Completion the Purchaser shall:

2.1           pay the Initial Consideration for the Shares as provided in clause 6 of this Agreement;

2.2           deliver to the Seller:

2.2.1        a counterpart of:

(a)           the Disclosure Letter; and

(b)           the Retention Agreement;

duly executed by the Purchaser; and

2.3           convene a board meeting at which it resolves to approve the Transaction and all matters related thereto.

3              GENERAL

3.1           All documents and items delivered at Completion pursuant to this Schedule 3 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

3.1.1        delivery of all documents and all items required to be delivered at Completion (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

3.1.2        receipt of an electronic funds transfer to the Sellers’ Solicitors Account in immediately available funds of the Initial Consideration,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

SCHEDULE 4
WARRANTIES

1              INTERPRETATION

1.1          Definitions

In this Schedule, where the context admits:

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local.

“Authorisation” means any licence, consent, permit, approval or other authorisation, whether public or private.

“Computer Systems” means all computer hardware (including ancillary, network and telecommunications equipment) and software that are used by the Group Companies.

“Connected” shall have the meaning given in paragraph 1.2.1 below.

“Event” means any transaction, act, event, circumstance, state of affairs or omission, (including any change in the residence of a person for the purposes of any Tax, the death of a person, a failure to take action which would avoid an apportionment or deemed distribution of income regardless of whether the taking of action after Completion could have avoided the apportionment or deemed distribution).

“HMRC” means Her Majesty’s Revenue and Customs.

“Intellectual Property” means:

(a)           patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered;

(b)           all other forms of protection having a similar nature or effect anywhere in the world to any of the rights described in (i) above; and

(c)           applications for or registrations of any of the rights described in (a) or (b) above.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Listed Domain Names” means the domain names set out in Part A of Schedule 11.

“Listed IP Agreements” means the agreements set out in Part B of Schedule 11.

“Listed IT Agreements” means the agreements set out in Part C of Schedule 11.

“Open Source Software” means any software that requires (as a condition of use, modification and/or distribution of such software) that other software incorporated into, derived from or distributed with such software be:

(a)           disclosed or distributed in source code form to a third party;

(b)           licensed for the purpose of making derivative works; or

(c)           redistributable at no charge.

“Personal Data” shall have the meaning given by the Data Protection Act 1998.

“Proprietary Software” means any computer software in which any Group Company owns any Intellectual Property, as listed in Part A, Section II(a) Schedule 11.

1.2          Construction

In this Schedule where the context admits:

1.2.1        any question of whether a person is connected with another (“Connected”) shall be determined in accordance with section 1122 of the Corporation Tax Act 2010, (subject to section 1122 being interpreted as if sub-section (8) thereof had been deleted); and

1.2.2        where, in this Schedule 4, a term is defined and for the purposes of a particular paragraph, the relevant definition shall apply, where the context admits, for all other purposes of this Schedule.

2              SALE OF SHARES

2.1           Each Seller listed both in Part I and Part II of Schedule 9 (with respect to such Seller’s Sale Shares only) and each Trustee severally warrants to the Purchaser that:

2.1.1        such Seller or Trustee has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;

2.1.2        this Agreement constitutes (or shall constitute when executed) a valid, legal and binding obligation on such Seller or Trustee;

2.1.3        compliance with the terms of this Agreement shall not breach or constitute a default under any of the following:

(a)           any agreement or instrument to which the Seller or Trustee is a party or by which it is bound; or

(b)           any order, judgement, decree or other restriction applicable to the Seller or Trustee.

2.1.4        such Seller is as at the date of this Agreement the sole legal and beneficial owner of the Shares set against his/her name in both Part I and Part II of Schedule 9 (other than IFG Trust (Jersey) Limited as trustee of The Sir Alex Ferguson 2010 Trust which is the sole beneficial owner of those Shares set against its name in Part I and Part II of Schedule 9) and each Trustee is as at the date of this Agreement the sole legal and beneficial owner of the Shares set out against its name in Part II of Schedule 9; and

2.1.5        the Sale Shares are free from all Encumbrances.

2.2           Each relevant Seller severally warrants to the Purchaser that (in respect of such Seller’s Sale Shares only) immediately prior to Completion, the details of the beneficial ownership set out against his name in Part I of Schedule 9 will be correct and each relevant Seller severally warrants to the Purchaser that (in respect of such Seller’s Sale Shares only) immediately prior to Completion, the details of the legal ownership set out against his name in Part II of Schedule 9 will be correct.

2.3           The Sale Shares constitute the entire issued share capital of the Company and are fully paid.

2.4           Part 2 of Schedule 1 lists all the Subsidiaries of the Company at the date of this Agreement and sets out particulars of their issued share capital.

2.5           The Company is the sole legal and beneficial owner of the entire issued share capital of each of the Subsidiaries and all such shares are fully paid up.

2.6           The issued shares of the Subsidiaries are free from all Encumbrances.

2.7           No right has been granted to any person to require any Group Company to allot, issue, sell, transfer or convert any share capital under any option or other agreement (including conversion rights and rights or pre-emption) and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of any Group Company.

2.8           No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries (or any unissued shares or debentures or other unissued securities of any Group Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

3              SHARES IN THE COMPANY AND THE SUBSIDIARIES

3.1           No Group Company:

3.1.1        holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries;

3.1.2        is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

3.1.3        has any branch or permanent establishment outside its country of incorporation; or

3.1.4        has allotted or issued any securities that are convertible into shares.

3.2           No Group Company has at any time:

3.2.1        purchased, redeemed or repaid any of its own share capital; or

3.2.2        given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company as it would fall within sections 151 to 158 (inclusive) of the Companies Act 1985 other than for the purposes of any employees’ share scheme pursuant to section 143(4)(b) of the Companies Act 1985 or section 682(2)(b) of the Companies Act 2006.

3.3           All dividends or distributions declared, made or paid by the Group Companies have been declared, made or paid in accordance with their memorandum, articles of association, the applicable provisions of the Companies Acts, the rules of any Governmental Entity and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

4              CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1           The copies of the memorandum and articles of association or other constitutional and corporate documents of all the Group Companies disclosed to the Purchaser or its advisers are true, accurate and complete in all material respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

4.2           All returns, particulars, resolutions and other documents which any Group Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

5              ACCOUNTS

5.1           The Accounts:

5.1.1        have been prepared on a basis consistent with those adopted in the preparation of the UK GAAP accounting information used for the purposes of preparing the audited financial statements of the Company as of and for the financial year ended 30 June 2009;

5.1.2        fairly present, in all material respects, the financial performance and position of the Company (and, in relation to the consolidated accounts of the Company and the Subsidiaries, of the Group Companies as a whole) as at the Balance Sheet Date and of the profit and loss of the Company (and in relation to the consolidated accounts of the Company and the Subsidiaries, of the Group Companies as a whole) for the financial year ended on the Balance Sheet Date; and

5.1.3        apply policies and estimation techniques of accounting which have been consistently applied in the audited financial statements of the Company, and in the case of the Company and the Subsidiaries, in the audited consolidated financial statements, in both cases as of and for the financial year ended 30 June 2009.

5.2           No Group Company had any known material liabilities which were not adequately provided for in the Accounts.

5.3           The Management Accounts:

5.3.1        have been prepared on a basis consistent with the management accounts prepared in the preceding year; and

5.3.2        as far as the Sellers are aware, fairly represent the assets and liabilities and the income and expenditure of the Company as at and to the date for which they have been prepared.

6              FINANCIAL RECORDS

6.1           All financial records of each of the Group Companies that are required to be maintained by law:

6.1.1        have been properly prepared and maintained;

6.1.2        constitute an accurate record of all matters required by law to appear in them; and

6.1.3        are in the possession of the Group Company to which they relate.

6.2           No notice has been received or allegation made that any of those records are incorrect or should be rectified.

6.3           All statutory records, including accounting records, required to be kept or filed by the Group Companies have been properly kept or filed and comply with the requirements of the Companies Act.

7              CHANGES SINCE THE BALANCE SHEET DATE

7.1           Since the Balance Sheet Date:

7.1.1        each Group Company has conducted its business in the normal course and as a going concern;

7.1.2        there has been no material adverse change in the turnover or financial position of any Group Company;

7.1.3        no Group Company has issued or agreed to issue any share or loan capital;

7.1.4        no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by any Group Company;

7.1.5        no Group Company has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by any Group Company, in excess of £5,000 and no Group Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5,000; and

7.1.6        no shareholder resolutions of any Group Company have been passed other than as routine business at the annual general meeting.

8              INFORMATION

8.1           So far as the Sellers are aware, the information contained in the Data Room is materially complete, accurate and not misleading.

8.2           The particulars relating to the Group Companies in Part 2 of Schedule 1of this Agreement are accurate and not misleading.

9              COMPLIANCE WITH LAWS

Each Group Company conducts its business in accordance with all applicable Laws in the jurisdiction in which it operates.

10           INSURANCE

10.1         The policies of insurance of the Group Companies in the Data Room are the complete and only policies of insurance of the Group Companies.

10.2         The Group Companies have paid all sums falling due prior to the Completion in respect of premiums on all policies of insurance maintained by the Group Companies.

10.3         All such insurances are currently in full force and effect and, so far as the Sellers are aware,  nothing has been done or omitted to be done by any Group Company which will make any policy of insurance void or voidable.

10.4         There is no claim by any Group Company outstanding under any such policies nor are the Seller’s aware of any circumstances likely to give rise to a claim.

11           POWER OF ATTORNEY

11.1         There are no powers of attorney in force given by the any Group Company.

11.2         The Disclosure Letter sets out details of all persons (other than directors) who have authority to bind the Group Companies in the ordinary course of business.

11.3         No person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of that Group Company’s business.

12           DISPUTES AND INVESTIGATIONS

12.1         No Group Company or any of its respective directors or persons for whom it is vicariously liable:

12.1.1      is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any Authority (except for debt collection in the normal course of business); or

12.1.2      is the subject of any investigation, inquiry or enforcement proceedings by any Authority.

12.2         No such proceedings, investigation or inquiries as are mentioned in paragraph 12.1 have been threatened nor, so far as the Sellers are aware, are pending and to the best of each of the Seller’s knowledge and belief there are no circumstances likely to give rise to any such proceedings, investigation or inquiries and no dispute exists between a Group Company and any of its customers or clients.

12.3         No Group Company is affected by any existing or pending judgments or rulings and no Group Company has given any undertakings arising from legal proceedings to an Authority or other third party.

13           CUSTOMERS AND SUPPLIERS

13.1         In the 12 months ending with the date of this Agreement, there has not been a Material Adverse Effect on the business of any Group Company as a result of the occurrence of one or more of the following things:

13.1.1      the loss of any of its customers or suppliers;

13.1.2      a reduction in trade with its customers or to the extent to which it is supplied by any of its suppliers; or

13.1.3      a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

14           CONTRACTS

14.1         Except for the agreements and arrangements disclosed in the Data Room, no Group Company is a party to or subject to any agreement or arrangement which:

14.1.1      is a Material Contract;

14.1.2      is not in the ordinary and usual course of business of that Group Company;

14.1.3      may be terminated as a result of any Change of Control of the Company or any of the Subsidiaries;

14.1.4      restricts the freedom of a Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

14.1.5      is incapable of complete performance in accordance with its terms within six months from the date on which it was entered into;

14.1.6      involves or is likely to involve an aggregate consideration payable by or to a Group Company in excess of £5,000;

14.1.7      requires a Group Company to pay any commission, finders’ fee, royalty or a similar payment; or

14.1.8      is not on arm’s length terms.

14.2         Each Material Contract is in full force and effect and, so far as the Sellers are aware, binding on the parties to it. No Group Company has defaulted under or breached a Material Contract and:

14.2.1      so far as the Sellers are aware, no other party to a Material Contract has defaulted under or breached such a contract or has threatened to do so; and

14.2.2      no such default or breach by a Group Company or, to the best of the Seller’s knowledge, information and belief, any other party, is likely to occur.

14.3         No notice of termination of a Material Contract has been received or served by a Group Company and, so far as the Sellers are aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

14.4         Each restaurant listed on a Group Company website has either entered into a paper contract with a Group Company or completed the online sign-up process on a Group Company website.

15           TRANSACTIONS WITH THE SELLERS

15.1         There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and any of the following:

15.1.1      the Sellers or any member of the Seller Group or any person Connected with the Seller or such member; or

15.1.2      any director of a member of the Seller Group or any person Connected with such a director.

15.2         Neither the Sellers nor any member of the Seller Group, has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which the Seller or a member of the Seller Group would otherwise be entitled.

16           FINANCE AND GUARANTEES

16.1         Full particulars of indebtedness of each Group Company (including full particulars of the terms on which such money has been borrowed) have been disclosed in the Disclosure Letter.

16.2         No guarantee or Encumbrance has been given by or entered into by any Group Company or any third party in respect of indebtedness or other obligations of any Group Company.

16.3         The total indebtedness of each Group Company does not exceed its facilities with its bankers or any limitations on the borrowing powers contained:

16.3.1      in the memorandum and articles of association of that Group Company; or

16.3.2      in any debenture or other deed or document binding on that Group Company.

16.4         No Group Company has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to any Group Company other than debts that have arisen in the ordinary course of their respective businesses.

16.5         No Group Company has:

16.5.1      factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

16.5.2      waived any right of set-off it may have against any third party.

16.6         No indebtedness any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

16.7         No Group Company is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

16.8         The transaction contemplated by this Agreement will not result in:

16.8.1      termination of or material effect on any financial agreement or arrangement to which any Group Company, is a party or subject; or

16.8.2      any indebtedness of any Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

17           INSOLVENCY

17.1         No Group Company:

17.1.1      is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

17.1.2      has stopped paying its debts as they fall due.

17.2         No step has been taken to initiate any process by or under which:

17.2.1      the ability of the creditors of any Group Company to take any action to enforce their debts is suspended, restricted or prevented;

17.2.2      some or all of the creditors of any Group Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Group Company;

17.2.3      a person is appointed to manage the affairs, business and assets of any Group Company, on behalf of the Group Company’s creditors; or

17.2.4      the holder of an Encumbrance over the assets of any Group Company is appointed to control the business and assets of the Group Company.

17.3         In relation to the Group Companies:

17.3.1      no administrator has been appointed;

17.3.2      no documents have been filed with the court for the appointment of an administrator; and

17.3.3      no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4         No process has been initiated which could lead to any Group Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

17.5         No floating charge created by any Group Company has crystallised and, so far as the Seller is aware, there are no circumstances likely to cause such a floating charge to crystallise.

17.6         No distress, execution or other process has been levied on an asset of any Group Company.

18           ASSETS

18.1         The Group Companies are the full legal and beneficial owner of all the assets included in the Accounts, except for those disposed of since the Balance Sheet Date in the ordinary course of business and any assets acquired since the Balance Sheet Date.

18.2         None of the assets shown in the Accounts, acquired by any Group Company since the Balance Sheet Date or used by a Group Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

18.3         None of the assets, undertakings or goodwill of any Group Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

19           GRANTS

Particulars of all grants and other financial assistance received by any Group Company from any supranational, national or local authority or Governmental Entity and in respect of which there remains any obligation to repay all or part thereof are set out in the Disclosure Letter.

20           EFFECT OF SALE ON SHARES

20.1         Neither the acquisition of the Sale Shares by the Purchaser nor compliance with the terms of this Agreement will:

20.1.1      relieve any person of any obligation to any Group Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Group Company, or to exercise any right in respect of the Group Company;

20.1.2      give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares;

20.1.3      result in any material customer or supplier being entitled to cease dealing with any Group Company or to change the terms on which it deals with the Company or any of the Subsidiaries;

20.1.4      result in a breach of any material contract, order, judgment, injunction, undertaking, decree or other like imposition; or

20.1.5      result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company.

21           INTELLECTUAL PROPERTY - OWNERSHIP

21.1         Part A of Schedule 11 provides:

21.1.1      at Section I, a list of the registered Intellectual Property owned by the Group Companies or applications therefor (the “Registered IP”); and

21.1.2      at Section II, a description of the material unregistered Intellectual Property owned by the Group Companies,

(together, the “Material Owned IP”) and is complete and accurate in all material respects.

21.2         The Group Companies either own, or have valid licences to use, all the Intellectual Property required to carry on the business of the Group Companies following Completion in the same manner as it is currently carried on (the “Business IP”) and no Business IP will be lost or liable to termination as a result of the acquisition of the Shares or this Agreement, or any of the Transaction Documents, being entered into or performed.

21.3         None of the Business IP is owned by the Sellers. No current or former shareholder, member, partner, director, officer or employee of any Group Company (or any successor in title to any of the foregoing) owns or retains any rights in any Business IP.

21.4         The Material Owned IP:

21.4.1      is wholly owned (legally and beneficially) by the Group Companies, free from Encumbrances;

21.4.2      is not, so far as the Sellers are aware, subject to any agreement that restricts its use, disclosure, licensing or transfer by the Group Companies; and

21.4.3      is so far as the Sellers are aware, fully enforceable against third parties (and there have been no acts or omissions that would prejudice the enforcement by the Group Companies, including acquiescence by any Group Companies or the Sellers in any unauthorised use by third parties).

21.5         None of the Group Companies have received written notice that Intellectual Property owned by or exclusively licensed to a Group Company is claimed, opposed or challenged by any third party (or is threatened with such action).

21.6         In respect of the Registered IP:

21.6.1      all registry deadlines for payment of renewal, application and other official registration fees and registration of transactions have been met and no such fees will become payable or transactions become registrable within 120 days of Completion;

21.6.2      in the case of registrations, the registrations are not subject to revocation, removal, amendment, challenge or surrender (and each of the Sellers are not aware of any grounds for the same);

21.6.3      it is not subject to, or is likely to be subject to, any compulsory licence, licences of right or the equivalent; and

21.6.4      in the case of applications, there are no oppositions nor so far as each of the Sellers are aware anything else that would prevent the applications from being granted.

21.7         Each officer, employee, contractor or consultant that has undertaken work for the Group Companies has entered into a contract under which they are obliged to disclose and assign any Intellectual Property to a Group Company.

21.8         No member of the Group uses or otherwise carries on its business under any name other than the name Toptable or the trade names listed in Part A, Section II (b) of Schedule 11.

21.9         The items listed in Part B of Schedule 11 comprise all of the material licences of Intellectual Property licensed to the Group Companies. The items listed in Part A, Section II(a) of Schedule 11 (Proprietary Software) comprise a description of the computer software in which any Group Company owns any Intellectual Property.

21.10       Each Group Company has taken all reasonable steps to ensure that the Proprietary Software does not incorporate any third party Intellectual Property.

21.11       A Group Company possesses all information which has been used in the past two years to correct, maintain, support and develop the Group’s Proprietary Software.

21.12       No Group Company has assigned any Intellectual Property to any person in the two years prior to the date of this Agreement.

21.13       None of the operations of any member of the Group give rise, or is reasonably likely to give rise, to any royalty or like payment obligation (other than as set out in any Listed IP Agreements) and no claims have been received from any employee to pay compensation pursuant to section 40 Patents Act 1977 or any like provision in any other jurisdiction.

21.14       The confidential information and know how used by the Group Companies is kept confidential, has not been disclosed to third parties other than in the ordinary course of business and subject to written confidentiality obligations from the third party and, so far as each of the Sellers is aware, has not been subject to unauthorised access by a third party.

22           INTELLECTUAL PROPERTY — INFRINGEMENT

22.1         So far as each of the Sellers is aware, the activities of the Group Companies have not infringed or misappropriated the Intellectual Property of any third party and the Sellers are not aware of any circumstances or actions which are likely to give rise to any claim against a Group Company for the infringement of, or which is based on the misappropriation of, any such third party Intellectual Property.

22.2         So far as each of the Sellers is aware, no Intellectual Property owned by or exclusively licensed to a Group Company has been infringed or misappropriated by any third party.

22.3         No notice or allegation has been received by any of the Group Companies that any of the Group Companies are infringing or misappropriating any third party Intellectual Property or that has otherwise challenged the validity or ownership of any of the Business IP.

22.4         None of the Group Companies has not notified any third party or otherwise alleged that the third party is, or may be, infringing or misappropriating any Business IP.

23           INTELLECTUAL PROPERTY - AGREEMENTS

23.1         Details of all material licences and other material agreements which are subsisting and effective and relate to Intellectual Property (including, without limitation, licences in, licences out, consulting agreements, research and development agreements, letters of consent, settlement agreements, undertakings and co-operation agreements) entered into by any Group Company are set out in the Disclosure Letter (the “Listed IP Agreements”).

23.2         In respect of the Listed IP Agreements:

23.2.1      each Listed IP Agreement is in full force and effect and binding on the parties to it;

23.2.2      the Group Companies and, so far as each of the Sellers is aware, each counterparty have complied with the terms of the Listed IP Agreements in all material respects and no notice of termination has been received or served by a Group Company and there are no grounds on which they might be terminated;

23.2.3      no disputes have arisen and none of the Sellers are aware of any circumstances likely to give rise to a dispute;

23.2.4      there is no reason to believe that the Listed IP Agreements will not be renewed when they expire on the same or substantially similar terms; and

23.2.5      no Listed IP Agreements may be terminated, amended, varied or suspended as a result of the change in the underlying ownership or control of any Group Company or otherwise on account of the transaction contemplated by this Agreement.

23.3         Save as may appear from the Listed IP Agreements or the Listed IT Agreements:

23.3.1      no third party has been authorised to use any Intellectual Property owned by a Group Company; and

23.3.2      none of the Group Companies use any Intellectual Property under licence from a third party (other than off-the-shelf software).

24           DOMAIN NAMES

24.1         Other than the Listed Domain Names, none of the Group Companies owns any domain names.

24.2         None of the Group Companies operates a website or email account from a domain name owned by a third party.

25           INFORMATION TECHNOLOGY

25.1         Details of all material agreements relating to the Computer Systems (including, without limitation, development, software licenses, security, disaster recovery, EDI, source code escrow, computer bureau services, maintenance and support, facilities management, website hosting, domain name registration and use, and outsourcing agreements) entered into by, or pursuant to which any material benefit is obtained by any Group Company are set out in the Data Room (the “Listed IT Agreements”).

25.2         In respect of the Listed IT Agreements:

25.2.1      so far as the Sellers are aware, each Listed IT Agreement is in full force and effect and binding on the parties to it;

25.2.2      the Group Companies and, so far as each of the Sellers is aware, each counterparty have complied with the terms of the Listed IT Agreements in all material respects and no notice of termination has been received or served by a Group Company and there are no grounds on which they might be terminated;

25.2.3      no disputes have arisen and each of the Sellers are not aware of any circumstances likely to give rise to a dispute; and

25.2.4      so far as the Sellers are aware, there is no reason to believe that the Listed IT Agreements will not be renewed when they expire on the same or substantially similar terms.

25.3         Each Group Company either legally and beneficially owns or has a contractual right to use the Computer Systems required to carry on the business of the Group Companies following Completion in the same manner as it is currently carried on or has the ability to acquire substantially substitutable goods or services from third parties.

25.4         Save as may appear from the Listed IT Agreements and other than off-the-shelf software, the Group Companies own the Computer Systems free from Encumbrances.

25.5         The Computer Systems are adequate for the needs of the Business as carried out at the date of this Agreement.

25.6         The Group Companies have appropriate arrangements for the maintenance, support and disaster recovery of their Computer Systems.

25.7         The Group Companies follow appropriate procedures for protecting their Computer Systems from infection by software viruses and from access by unauthorised persons and for protecting the confidentiality, integrity and availability of data processed by the Computer Systems.

25.8         During the last eighteen (18) months, the Computer Systems have not:

25.8.1      failed to function in any way that had a Material Adverse Effect;

25.8.2      been infected by any software virus (to the best of each of the Seller’s knowledge, information and belief) which had a material effect on the day-to-day operations of the business; or

25.8.3      been accessed by any unauthorised person (to the best of the Seller’s knowledge, information and belief).

25.9         The Group Companies are in possession of the source code to any Proprietary Software and, to the best of each of the Seller’s knowledge and belief, no third party has a copy of, or access to, that source code. No Group Company is party to any agreement placing the source code to any Proprietary Software in escrow or any other arrangement, or otherwise subject to any duty, which (in either case) restricts the free use or disclosure by it of such source code or other information relating to any of the Proprietary Software.

25.10       None of the Group Companies has incorporated, integrated or linked any Open Source Software licensed under the Affero or AGPL open source licence (“Affero Software”) in or with any Proprietary Software or otherwise used Affero Software to develop the websites operated by the Group Companies.

26           DATA PROTECTION

26.1         Each Group Company complies with all relevant data protection and privacy laws, guidelines and industry standards (including maintaining all necessary data controller registrations).

26.2         No data collected by Group Companies located inside the European Economic Area is stored, processed or used outside the European Economic Area.

26.3         So far as the Sellers are aware, the Group Companies operate appropriate measures and systems in order to prevent unauthorised access to or use of Personal Data held by the Group Companies.

26.4         In the last three years:

26.4.1      none of the Group Companies has received a written complaint or objection to its collection or use of Personal Data that remains unresolved; and

26.4.2      the collection or use of Personal Data by a Group Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

27           GENERAL REGULATORY COMPLIANCE

27.1         All necessary licences (other than software licences), registrations and authorisations (public and private) have been obtained by the Group Companies to enable them to carry on their businesses, in the jurisdictions, and in the manner in which such businesses are carried on at the date of this Agreement, and all such licences, registrations and authorisations are valid and subsisting.

27.2         None of the Group Companies are the subject of investigation by any Governmental Entity.

27.3         No adverse reports have been issued by any Governmental Entity within the last three years, specifically in respect of the Group Companies’ operations and affairs.

28           REAL ESTATE

28.1         The Premises listed in Schedule 7 are the only premises in the world either owned, controlled, used or occupied by any Group Company in connection with its existing business, information as to the tenure of the Premises is true and accurate in all respects and all necessary deeds and documents to prove the title of the relevant Group Company to a relevant Premises are in the possession or within the control of that relevant Group Company.

28.2         A Group Company is the legal and beneficial owner in possession of the Premises.

28.3         The Premises are free from any mortgage, charge, debenture, rentcharge, lien, equitable interest or other encumbrance, and (with respect to those Premises situated in England and Wales) those Premises are not subject to any covenant, restriction, stipulation, easement, wayleave, licence, grant, exception or reservation to any unregistered interests which override any registrable disposition under the Land Registration Act 2002.

28.4         All fixtures and fittings at the Premises are the absolute property of a Group Company and are free from all Encumbrances.

28.5         None of the Premises is subject (or likely to become subject) to any matter which might adversely affect a Group Company’s ability (but for the sale of the Shares) to carry on its existing business from any Premises in the same manner as at present.

28.6         The Group Companies are not actually or contingently liable as surety of, or an original contracting party to, or assignor or assignee of any lease of property other than the Premises, and the Premises are not subject to any agreement or right to acquire, right of pre-emption or right of first refusal and there are no outstanding actions, claims or demands between a Group Company and any third party is respect of the Premises.

28.7         All principal rent and additional rent has been paid up to date, the lessee covenants and conditions in any leases have been observed and a Group Company is not in breach of the terms of any licence.

28.8         In relation to the Premises, there are no circumstances which would entitle the lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Premises.

29           WORKFORCE

29.1         The names of all of the Employees are set out in the Data Room.

29.2         There is no person who has accepted an offer of employment made by any Group Company whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance.

29.3         There is no person who is engaged by any Group Company to provide services personally to it who is not an Employee.

29.4         During the last two years, each Group Company has complied in all material respects with all laws and codes of practice in respect of each Employee and Former Employee.

30           TERMS AND CONDITIONS OF ENGAGEMENT

30.1         The terms and conditions of employment or engagement in respect of each Employee, together with all material facts and matters relating to their employment or engagement including: name of employer, date of birth, date of commencement of employment or engagement, notice period (or date of expiry of fixed term), the position held and job location, the type of contract (whether full or part time) salary, fees or wages holiday entitlement, pension entitlement, commission, profit sharing, bonus and incentive arrangements, severance or redundancy terms, and any other benefits or privileges provided whatsoever (stating whether contractual of discretionary) are contained in the Data Room.

30.2         Particulars of all employment policies and staff handbooks (whether contractual or otherwise) are set out in full in the Data Room.

30.3         During the 12 month period prior to the date of this Agreement, no changes to the terms and conditions or benefits of any Employee have taken place or have been agreed.

30.4         No Group Company has a legal obligation or ex gratia arrangement to pay pensions, gratuities, superannuation, allowances or any other benefit to any person who is not an Employee.

30.5         No amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and, save for payments of salary, bonus and commission under an Employee’s contract of employment there are no amounts that have accrued but are not yet due to be paid.

30.6         During the 6 month period prior to the date of this Agreement no person has ceased to be employed any Group Company (other than through death or retirement at normal retirement age), and no person has given or received notice terminating his employment or is under threat of dismissal.

30.7         No Employee is absent due to: maternity, adoption, paternity or parental leave; disability; sickness lasting for more than two consecutive weeks or secondment.

30.8         No person has a legal or contractual right to return to work in any Group Company.

30.9         The Sellers are not aware of any Employee that is currently claiming under any medical, health or disability benefit plan provided as a benefit of his employment

30.10       No contractual or gratuitous payment or benefit has been made or may become due to be made to any Employee or Director in connection with the transaction contemplated by this Agreement.

30.11       The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not enable any Director or Employee to terminate their employment or engagement.

30.12       Full details of any bonus accrued to each Employee and Director at the Completion Date have been set out in the Disclosure Letter.

30.13       No Group Company is involved in any existing, pending or threatened industrial claim or dispute or a claim or dispute by or in respect of any Employee, Former Employee or employee representative (each an “Employment Dispute”) and has not been involved in any Employment Dispute in the 12 month period prior to Completion.  As far as the Sellers are aware there are no facts that would give rise to grounds for any Employment Dispute; or that any of the provisions of this Agreement (including the identity of the Purchaser) may lead to any Employment Dispute up to and including the Completion Date.

30.14       No Group Company has made any loan or advance that is outstanding to any Employee or Former Employee.

31           TRANSFER OF UNDERTAKINGS

31.1         During the 12 month period prior to the date of this Agreement, no Group Company has been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 (a “Relevant Transfer”).

31.2         During the 6 year period prior to the date of this Agreement no Employee (or Former Employee) has transferred to any Group Company under a Relevant Transfer who at any time prior to the Relevant Transfer:

31.2.1      was a member of an occupational pension scheme; or

31.2.2      was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by the related Group Company.

32           EMPLOYEES REPRESENTATIVES AND COLLECTIVE AGREEMENTS

32.1         No Group Company has recognised (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of the statutory procedure set out in the Trade Union and Labour Relations (Consolidation) Act 1992, or entered into any kind of collective agreement, understanding or arrangement with a trade union in relation to any of the Employees.

32.2         No Group Company has any agreement or arrangement with, or has not at any time provided information to or consulted with, a works council, staff association or any other employee representative in relation to any of the Employees.

32.3         Each Group Company has complied with all collective, workforce and other agreements and obligations affecting its relations with, or the conditions of service of, the Employees.

32.4         Each relevant Group Company has at all times complied with its obligations to inform and/or consult with employee representatives of the Employees.

33           SHARE SCHEMES

33.1         Each Group Company employee share scheme has been introduced with the prior approval of that relevant Group Company’s board of directors.

33.2         Each Optionholder has entered into an Optionholder Power of Attorney.

33.3         In respect of all ESOP Options granted by the Company or Purchase Options granted by Karen Hanton or pre-December 2007 Options:

33.3.1      in advance of the date of grant of any such Options, the Company had agreed the market value of the shares over which such Options were to be granted with the Shares Valuation Division of HMRC;

33.3.2      all such Options were granted at an exercise price that was equal to or greater than that market value and within the period that the agreed value remained valid; and

33.3.3      the Share Option Plan and any Option granted under it met, at the time of grant and continues to meet (or, if already exercised, continued to meet until the time of exercise) all of the requirements for enterprise management incentive options under schedule 5 ITEPA.

33.4         The exchange of Pre-December 2007 Options for Replacement Options was effected in accordance with Schedule 5 of ITEPA and the Replacement Options were granted at an equivalent value to the Pre-December 2007 Options as agreed in advance with the Shares Valuation Division of HMRC.

33.5         Any Options held by each Optionholder (including those held by an Employee or Former Employee) that were exercised or which had lapsed as at the date of this Agreement are set out in the Disclosure Letter.

33.6         Other than the Options, no Group Company has granted nor is obliged to grant as at the date of this Agreement any options or other rights in respect of or that relate to employment related securities in the Company or any Group Company (including any “phantom” arrangement).

33.7         Each Optionholder has either signed an agreement (in a form approved by HMRC) electing to pay, on behalf of the Company (or their employer if a different entity), all employer’s National Insurance contributions arising as a result of the exercise of their Options or acquisition of employment related securities or otherwise is required to indemnify, pay or settle the Company (or their employer if a different entity) in respect of such employer’s National Insurance contributions pursuant to the rules of the Share Option Plan and/or their Option agreement in respect of the grant of ESOP Options incorporating the terms of the Share Option Plan or pursuant to a share option contract relating to the grant of Replacement Options.

33.8         Each Optionholder has either joined with his employer in electing, pursuant to section 431 ITEPA, that for the relevant tax purposes the market value of the securities acquired pursuant to the rights in respect of employment related securities on any occasion will be calculated as if the securities were not restricted and sections 425 to 430 of ITEPA are not to apply to such securities or otherwise the Optionholder and his employer have been treated as having made such an election pursuant to section 431A ITEPA.

33.9         No Group Company has at the date of this Agreement any obligation to or is indebted to either of the Trusts or their respective Trustees.

33.10       The EBT Trustee and the ESOP Trustee will, as at Completion (assuming for these purposes the Initial Consideration is received from the Purchaser on Completion and the aggregate Exercise Price paid to each of them pursuant to clause 3 of this Agreement), have received sufficient funds to meet:

33.10.1    all of their respective liabilities due at Completion in respect of the EBT and ESOP; and

33.10.2    any liability (including any liability to pay Tax (excluding income Tax and employee National Insurance contributions deducted and paid to the Company pursuant to clause 3) in respect of the events contemplated in clause 3 of the Agreement.

34           PENSIONS

34.1         No Group Company has at any time been:

34.1.1      a party to or had any liability in respect of a “Relevant Scheme”, being any scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement or redundancy) incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum) (together referred to as “Pension Benefits”); or

34.1.2      obliged to provide, participate in or contribute towards, nor does any Group Company provide, participate in or contribute towards, nor has any Group Company ever provided, participated in or contributed towards, any Pension Benefits to any person.

34.2         No Group Company is or has ever been connected or associated with the employer (as those terms are used in the Pensions Act 2004) in relation to a defined benefit pension scheme.

34.3         Full details of any pension scheme in respect of which the Company or any Group Company is a contributing employer and all pension contributions made into those schemes are set out in the Disclosure Letter.

SCHEDULE 5
LIMITATIONS ON LIABILITY

In this Schedule, “Relevant Claim” means any claim under this Agreement for breach of the Warranties or a breach of the Software Indemnity.

1                                         CAPS AND THRESHOLDS FOR CLAIMS

1.1                                 The aggregate liability of each Seller in respect of Relevant Claims (excluding Key Claims) and claims under the Tax Covenant shall be limited to the percentage of the Total Consideration set out opposite the relevant Seller’s name below:

(1) Seller	(2) Liability (% of Total Consideration)(1)
#########	29.12
#########	6.515
#########	0
#########	2.555
#########	0.560
#########	0.530
#########	0.815
#########	1.000
#########	0.555
#########	2.500
#########	1.070
#########	2.780
#########	0.000
#########	0.000
#########	0.115
#########	0.035
#########	0.055
#########	0.010
#########	0.185

(1)                                  Aggregate liability to be 50% of Total Consideration.

#########	0.585
#########	0.015
#########	0.055
#########	0.025
#########	0.155
#########	0.185
#########	0.240
#########	0.025
#########	0.010
#########	0.000
#########	0.000
#########	0.000
#########	0.015
#########	0.000
#########	0.000
#########	0.000
#########	0.005
#########	0.135
#########	0.110
#########	0.030
#########	0.010

1.2                                 The aggregate liability of each Seller in respect of any Key Claims (together with any Relevant Claims or claims under the Tax Covenant) shall be limited to the percentage of the Total Consideration set out opposite that relevant Sellers’ names below:

(1) Seller	(2) Liability (% of Total Consideration)
#########	58.24 #########
#########	13.03
#########	12.14 (in respect of Key Claims only)
#########	5.11
#########	1.12
#########	1.06
#########	1.63
#########	2.00
#########	1.11
#########	5.00
#########	2.14
#########	5.56
#########	0.00
#########	0.00
#########	0.23
#########	0.07
#########	0.11
#########	0.02
#########	0.37
#########	1.17
#########	0.03
#########	0.11
#########	0.05
#########	0.31
#########	0.37
#########	0.48
#########	0.05
#########	0.02
#########	0.00
#########	0.00

#########	0.00
#########	0.03
#########	0.00
#########	0.00
#########	0.00
#########	0.01
#########	0.27
#########	0.22
#########	0.06
#########	0.02

1.3                                 Subject to paragraph 1.4 below, the Sellers shall not be liable for any single Relevant Claim or any single claim under the Tax Covenant unless the amount of the liability pursuant to that single Relevant Claim or any single claim under the Tax Covenant (and, for these purposes, a number of Relevant Claims or claims arising under the Tax Covenant arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated and form a single Relevant Claim or single claim under the Tax Covenant) exceeds US$20,000 (twenty thousand dollars) in which case the Sellers shall be liable for the entire amount of such Relevant Claim or claim under the Tax Covenant and not merely the excess.

1.4                                 The Purchaser shall not be entitled to recover any damages in respect of any Relevant Claim or claim under the Tax Covenant unless the aggregate amount of the liability in respect of all such Relevant Claims or claims under the Tax Covenant for which the Sellers are liable exceeds US$421,500 (four hundred and twenty-one thousand and five hundred dollars), in which event a claim in respect of the total loss or damage may be made and not merely the excess.

1.5                                 The aggregate liability of the Sellers in respect of all Relevant Claims, including Key Claims, and claims under the Tax Covenant, shall be limited to 100% of the Total Consideration actually paid by the Purchaser to the Sellers and each Seller’s liability in respect of a single Relevant Claim or claim under the Tax Covenant shall not exceed a pro rata share of the amount of such Relevant Claim or claim under the Tax Covenant, based on the percentage of the Total Consideration actually paid to such Seller.

1.6                                 Without prejudice to any other provision of this Agreement, the aggregate liability of each Seller (except for Karen Anne Hanton, whose liability shall be increased in accordance with paragraphs 1.1. and 1.2 of this Schedule.) in respect of any sums due to the Purchaser or the Group, in respect of any Relevant Claim, a claim under the Tax Covenant and any other claim under this Agreement, shall not in any event exceed the aggregate amount of the Total Consideration actually paid by the Purchaser to each Seller under this Agreement.

1.7                                 The Purchaser agrees in the event of a Relevant Claim or a claim under the Tax Covenant being admitted or determined as due and payable, the Purchaser will have recourse to the Retention Amount in the first instance.

1.8                                 The Sellers shall have no liability in respect of any Relevant Claim or any claim under the Tax Covenant unless the Purchaser has given notice in writing to the Sellers Representative of such claim (with sufficient details to reasonably identify the nature and scope of the claim being made) within (i) eighteen (18) months of the Completion Date in the case of a Relevant Claim; or (ii) four (4) years of the Completion Date in the case of a claim under the Tax Covenant.

1.9                                 Any Relevant Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1.6 of this Schedule and the liability of the Sellers in respect of such Relevant Claim shall absolutely terminate, unless legal proceedings in respect of it have been commenced by being both issued and served.

2                                         PURCHASER’S ACKNOWLEDGEMENTS

2.1                                 The Purchaser acknowledges and agrees that:

2.1.1                        the Warranties are the only warranties or other assurances of any kind given by or on behalf of the Sellers and on which the Purchaser may rely in entering into this Agreement; and

2.1.2                        no other statement, promise or forecast made by or on behalf of the Sellers may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement.

3                                         NO DUPLICATION OF RECOVERY

3.1                                 The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage or deficiency, regardless of whether more than one Relevant Claim or claim under the Tax Covenant arises in respect of it, and for this purpose recovery by the Purchaser or any Group Company shall be deemed to be a recovery by each of them.

3.2                                 In the event that the Purchaser is entitled to claim under the Tax Covenant or under the Warranties in respect of the same liability, the Purchaser may claim under either or both but payments under the Tax Covenant shall pro tanto satisfy and discharge any claim which is capable of being made under the Warranties in respect of the same liability and vice versa.

4                                         LIMITATIONS APPLYING TO RELEVANT CLAIMS

4.1                                 The Sellers shall not be liable for any Relevant Claim (other than a claim for breach of any Tax Warranty, except for paragraph 4.1(b) below which shall apply to such a claim) if and to the extent that:

(a)                              the fact, matter, event or circumstance giving rise to the Relevant Claim is: (i) specifically and identifiably disclosed, allowed, provided or reserved for, or is otherwise taken into account of or is reflected in, the Accounts; or (ii) is provided for in the Estimated Completion Statement or Completion Statement;

(b)                                 the fact omission circumstance or occurrence giving rise to or forming the basis of the Relevant Claim has been disclosed to the Purchaser in the Disclosure Letter;

(c)                                  the Relevant Claim would not have arisen but for a change in legislation made after the date of this Agreement (whether relating to Taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by

HMRC or any other Taxing Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(d)                                 the matter giving rise to the Relevant Claim is provided for under the terms of this Agreement or carried out in the implementation of it;

(e)                                  the liability of the Sellers in respect of the Relevant Claim is affected by any voluntary act of the Purchaser or of the Company or any of the Group Companies carried out on or after the date of this Agreement;

(f)                                    the Relevant Claim arises from any act, matter or thing done or omitted to be done prior to Completion by the Sellers or the Company or any Group Companies at the written request of the Purchaser;

(g)                                 the Relevant Claim arises from the Purchaser, the Company or any of the Group Companies disclaiming any part of the benefit of capital or other allowances against Taxation claimed or proposed to be claimed on or before the date of this Agreement of which particulars have been given to the Purchaser;

(h)                                 the Relevant Claim arises from any change in accounting policy or practice of the Purchaser, the Company or any of the Group Companies introduced or having effect after Completion;

(i)                                     the liabilities the subject of the Relevant Claim are contingent future or unascertainable in which case the Sellers shall not be liable to recompense the Purchaser until such time as the Purchaser shall actually have suffered the loss or incurred the liability in question (provided that the Purchaser has the right to give notice of such Relevant Claim in accordance with clause 1.8 of this Schedule 5 before such time); or

(j)                                     the breach or default leading to the Relevant Claim has been or is made good (or otherwise compensated for without cost to the Purchaser or any member of the Purchaser’s Group) to the reasonable satisfaction of the Purchaser within 30 days of the Purchaser giving notice of such breach or default to the Sellers in accordance with paragraph 1.8 of this Schedule 5 above.

5                                         PURCHASER’S DUTY TO MITIGATE

The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Sellers of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Relevant Claim.

6                                         INSURED CLAIMS

The Sellers shall not be liable in respect of a Relevant Claim to the extent that the amount of such claim is covered by a policy of insurance.

7                                         PURCHASER TO RECOVER BENEFITS FROM THIRD PARTIES

Where the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief, tax deduction or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Relevant Claim (other than a claim for breach of any Tax Warranty), the Purchaser or relevant member of the Purchaser Group shall take commercially reasonable steps to enforce such recovery and keep the Sellers informed of the progress of any action taken.  Any actual recovery (net of any taxation and less any reasonable costs of recovery including increased insurance premiums as a result of any recovery) shall reduce or satisfy (as the case may be) the Relevant Claim to the extent of that recovery.

8                                         RECOVERY FROM THIRD PARTY AFTER PAYMENT FROM SELLERS

Where the Sellers have made a payment to the Purchaser in relation to a Relevant Claim (other than a claim for breach of any Tax Warranty) and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Relevant Claim, the Purchaser or relevant member of the Purchaser Group shall take reasonable steps to enforce such right and pay to the Sellers after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery).

9                                         CONDUCT OF THIRD PARTY CLAIMS

9.1                                 Subject to the provisions of the Tax Covenant in relation to any matter which may form the subject of a claim under it, if any Relevant Claim arises as a result of or in connection with a liability or alleged liability owed to a third party, the Purchaser shall, subject to being indemnified to the Purchaser’s reasonable satisfaction by the Sellers in respect of all reasonable out-of-pocket costs and expenses:

9.1.1                        not accept, pay or compromise, or make any admission in respect of, such liability or alleged liability without the prior written consent of the Sellers’ Representative;

9.1.2                        procure that the Company or the relevant Group Company, takes such action to avoid, dispute, resist, appeal, compromise or contest or prove the liability, as may be requested by the Sellers’ Representative and the Sellers’ Representative shall be entitled at their expense to have the conduct of any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations; and

9.1.3                        procure the Company or the relevant Group Company makes available to the Sellers’ Representative such information as the Sellers’ Representative may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting or proving any such liability including instructing such professional advisers as the Sellers may nominate with the intent that the conduct of the claim be delegated to the Sellers’ Representative entirely.

10                                  PURCHASER’S KNOWLEDGE

The Sellers shall not be liable for a Relevant Claim for breach of the Warranties if and to the extent that the Purchaser has actual knowledge (not constructive or implied knowledge)  at the date of this Agreement of the specific fact, matter, event or circumstance which is the subject matter of the Relevant Claim.

11                                  RELEVANCE OF LIMITATIONS IN CIRCUMSTANCES OF FRAUD ETC

11.1                           The provisions above shall not apply in respect of a Relevant Claim if it is (or the delay in the discovery of which is) the consequence of fraud, wilful misconduct or wilful concealment by the Sellers or any of them.

12                                  TRUSTEES

12.1                           The Warranties given by the Trustees and IFG Trust (Jersey) Limited are given to the best of such trustees’ respective knowledge information and belief and the liability of such trustees shall be restricted to the trust property in their hands at the time that a claim is made by the Purchaser.

12.2                           If any Trustee or IFG Trust (Jersey) Limited ceases to be a trustee of any of the trusts of which he is a trustee the obligations contained in this Agreement shall cease to apply to him and he shall be released from liability for any breach of the terms of this Agreement occurring after the date of his ceasing to be a trustee, provided that there are remaining trustees of the relevant trust and that each or all of them, as the case may be, has agreed to be bound by the terms of this Agreement.

12.3                           Notwithstanding anything in this Agreement to the contrary, the Warranties which are given by the Trustees are given only to the extent that they may properly be given in accordance with the terms of the settlement dated 6 November 2007 in the case of the ESOP, and dated 13 July 2005 in the case of the EBT, or the general law relating to trustees.

12.4                           Notwithstanding anything in this Agreement to the contrary, the Warranties which are given by IFG Trust (Jersey) Limited are given only to the extent that they may properly be given in accordance with the terms of the settlement dated 21 June 2010 in respect of The Sir Alex Ferguson 2010 Trust, or the general law relating to trustees.

12.5                           Notwithstanding anything to the contrary in this Agreement;

(a)                              Neither the Trustees nor IFG Trust (Jersey) Limited shall be liable under this Agreement in respect of any Relevant Claim to the extent that their liability exceeds the value of the assets held by them directly or indirectly as trustees of the relevant trust; and

(b)                             the Purchaser shall in no circumstances have any right or relevant claim against the personal assets of any Trustee or IFG Trust (Jersey) Limited as trustee of The Sir Alex Ferguson 2010 Trust in respect of any liability under this Agreement.

12.6                           The IFG Trust (Jersey) Limited as trustee of The Sir Alex Ferguson 2010 Trust shall be liable for Key Claims only under this Agreement.

SCHEDULE 10
TAXATION

PART I: Definitions

1.             In this Schedule 10:

“Accounts Relief” means a Relief, the availability of which:

(a)                                  has been taken into account as an asset in calculating the Net Adjustment Amount;

(b)                                 has been taken into account in computing (and reducing) a provision for deferred tax which has been taken into account in calculating the Net Adjustment Amount; or

(c)                                  has resulted in no provision for deferred Tax being taken into account in calculating the Net Adjustment Amount;

“Actual Tax Liability” means a liability to make an actual payment of Tax or a payment on account of Tax to a Tax Authority;

“CTA 2010” means United Kingdom Corporation Tax Act 2010;

“CT deduction” means the amount included in the Completion Statement as referred to in Schedule 6 in respect the tax benefit to be obtained from corporation tax relief given under Part 12 of the Corporation Tax Act 2009 in respect of the exercise of Options and acquisition of Option Shares immediately before Completion and including any corporation tax loss relief arising pursuant to or attributable to such relief;

“Deemed Tax Liability” means:

(a)           the loss of or failure to obtain an Accounts Relief; or

(b)                                   the use or set off of a Purchaser’s Relief in circumstances where, but for the use or set off, a Group Company would have had an Actual Tax Liability in respect of which the Sellers would have had a liability under this Schedule 10;

“Demand” means:

(a)                                    the issue of a notice, demand, assessment, letter or other document by or on behalf of any Tax Authority;

(b)                                   the taking of any other action by or on behalf of a Tax Authority (including the imposition, or a document referring to the possible imposition, of a withholding of or on account of Tax); or

(c)                                    the preparation or submission to a Tax Authority of a notice, return, assessment, letter or other document by the Purchaser, a Group Company or another person,

from which it appears that a Tax Liability or claim under the Tax Warranties may arise or be incurred by or may be imposed on or in respect of a Group Company;

“Event” means a transaction, act, event, circumstance, state of affairs or omission (including any change in the residence of a person for the purposes of any Tax, the death of a person, a failure to take action which would avoid an apportionment or deemed distribution of income regardless of whether the taking of action after Completion could have avoided the apportionment or deemed distribution);

“IHTA” means United Kingdom Inheritance Tax Act 1984;

“Income, Profits or Gains” means income, profits, gains or any other standard or measure for the purposes of any Tax and:

(a)                                  references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Completion Date) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date; and

(b)                                 references to Income, Profits or Gains earned, accrued or received by any person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such person;

“Instalment Regulations” means the United Kingdom Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175);

“Overprovision” means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Statement (and ignoring the effect of any change in law made after Completion or action taken by the Purchaser or a Group Company after Completion) the amount by which any provision for Tax (other than a provision for deferred Tax) taken into account in calculating the Net Adjustment Amount is overstated or in the case of a right to repayment of Tax, the amount by which such right to repayment of Tax to the Company in the Completion Statement proves to be understated (except in each case to the extent that such overstatement or, in the case of a repayment, understatement results from the utilisation of a Purchaser’s Relief, is a Relief to which paragraph 7 of Part III of Schedule 10 applies (other than in respect of Overprovisions) or is a Relief taken into account under paragraph 2(f) of Part III of Schedule 10);

“Post-Completion Relief” means a Relief (not being an Accounts Relief) to the extent that it arises to a Group Company:

(a)                                    as a consequence of an Event occurring (or being treated for Tax purposes as occurring); or

(b)                                   from Income, Profits or Gains earned, accrued or received,

after Completion but excluding, for the avoidance of doubt, any relief under Part 12 of the Corporation Tax Act 2009 in respect of the exercise of Options and acquisition of Option Shares prior to Completion and any loss relief arising therefrom;

“Purchaser’s Relief” means:

(a)           any Accounts Relief;

(b)           any Post-Completion Relief; and

(c)                                    any Relief arising to any member of the Purchaser’s Tax Group (other than a Group Company);

“Purchaser’s Tax Group” means the Purchaser and any other company or companies which either are, or become after Completion, or have within the six (6) years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose and, for the avoidance of doubt, including as from Completion, a Group Company;

“Relief” means:

(a)                                    a relief, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits or Gains; or

(b)                                   a right to repayment of or saving of Tax,

and a reference to the use or set off of a Relief is construed accordingly;

“Sellers” mean the Beneficial Sellers;

“Tax Counsel” means a barrister who is a member of the tax bar or a tax lawyer of at least ten (10) years’ call who has rights in the jurisdiction concerned to appear before all courts or tribunals with jurisdiction over Tax matters;

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability; and

“VATA” means the United Kingdom Value Added Tax Act 1994.

2.                                       For the avoidance of doubt, any references to any payments to be made by the Sellers hereunder shall first be payable as a set off or otherwise sourced from the Retention Amount pursuant to the Agreement.

3.                                       It shall be assumed that Reliefs other than any Purchaser’s Relief are used in priority to any Purchaser’s Relief, to the extent allowed by law and if it cannot be determined whether a Purchaser’s Relief or another such Relief is so used, it shall be assumed that another Relief is used in priority to any Purchaser’s Relief.

4.                                       References to anything required to be done by the Sellers or in relation to the Sellers may or shall, for the purposes of this Schedule 10, be done by or through the Sellers’ Representative on behalf of the Sellers and the Purchaser and/or a Group Company need not have regard to any requirement to notify or seek the consent of or take any other action whatsoever otherwise than by or through the Sellers’ Representative.

Part II: Tax Warranties

1.                                      GENERAL

1.1                                 The Accounts of each Group Company make sufficient provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Balance Sheet Date for all Tax assessed or liable to be assessed on any Group Company or for which it is accountable as at the Balance Sheet Date whether or not the Group Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts of each Group Company for deferred taxation in accordance with generally accepted accounting principles.

1.2                                 Since the Balance Sheet Date, no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Group Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Group Company concerned arising from transactions entered into by it in the ordinary course of business.

1.3                                 Each Group Company has paid all Tax which is has become liable to pay and is not, and has not in the six (6) years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax and, so far as the Sellers are aware, there are no circumstances by reason of which any Group Company may become liable to pay any penalty, surcharge, fine or interest in connection with Tax.

1.4                                 Each Group Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld.

1.5                                 Each Group Company has within applicable time limits made all returns, provided all information, given all notices and maintained all records in relation to Tax as it is required to make, provide, give or maintain and, so far as the Sellers are aware, all the returns, information and notices are correct and accurate in all material respects and are not the subject of any dispute.

1.6                                 Each Group Company has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

1.7                                 The Disclosure Letter contains details of all special arrangements that have been approved in the last six (6) years (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the Tax affairs of any Group Company.

1.8                                 No Group Company is involved in a dispute in relation to Tax with a Tax Authority and, so far as the Sellers are aware, no Tax Authority has investigated or indicated by serving notice as of the date of this Agreement that it intends to investigate the Tax affairs of a Group Company other than under the normal tax audit procedures of the relevant Tax Authority and so far as the Sellers are aware there are no facts which might cause such an investigation to be instituted.

2.                                      ARM’S LENGTH DEALINGS

So far as the Sellers are aware, no Group Company is or has been a party to or otherwise involved in any transaction, agreement or arrangement:

(a)                                  otherwise than by way of a bargain at arm’s length;

(b)                                 under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities;

(c)                                  under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities; or

(d)                                 in consequence of which it is or might be assumed for Tax purposes to have received or paid for any goods, services or facilities an amount which differs from that actually received or paid, and no notice or enquiry has been made by any Tax Authority in connection with any such transaction, agreement or arrangement.

3.                                      VAT

3.1                                 Each Group Company is registered for VAT purposes and the Disclosure Letter contains full details of such registration including details of any group registration details of each company which is, or has been in the last six (6) years, a member of such group (if applicable).

3.2                                 No Group Company is, or has been in the last six (6) years, a member of a group of companies for VAT purposes other than the group of companies referred to in paragraph 3.1.

3.3                                 Each Group Company:

(a)                                  makes no supplies in the ordinary course of its business other than taxable supplies for the purposes of VAT;

(b)                                 is not the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT; and

(c)                                  has no interest in any capital items in respect of which it is or may be subject to any restrictions or adjustment of the amount of input credit available to it for the purposes of VAT.

3.4                                 No Group Company is, or has agreed to become, an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purpose of the relevant VAT legislation.

4.                                      STAMP DUTY

4.1                                 All documents, which are necessary to establish the title of any Group Company to any asset or to enforce any rights and in respect of which any stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise) have been duly stamped.

4.2                                 No document of the kind referred to in paragraph 4.1 which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom.

5.                                      TAX CLEARANCES

The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which each Group Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances or rulings and copies of all clearances or rulings obtained pursuant thereto. All such clearances or rulings having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances or rulings.

6.                                      DEDUCTIONS

No Group Company is obliged, or has incurred an obligation, to make any payment in excess of £10,000 or any series of similar or related payments which in aggregate exceed £50,000 since the Balance Sheet Date which will not be wholly deductible for the purposes of any corporate income or profit-based Tax in any relevant jurisdiction.

7.                                      SECONDARY LIABILITY

7.1                                 No Event has occurred (including without limitation the execution or implementation of this Agreement) in consequence of which any Group Company is or may be held liable for Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than a Group Company.

7.2                                 No Event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over a Group Company asset in respect of unpaid Tax.

8.                                      RESIDENCE

8.1                                 Each Group Company is resident in the United Kingdom for Tax purposes and no Group Company is liable to Tax in a jurisdiction other than the United Kingdom.

8.2                                 No Group Company has or has ever had a permanent establishment other than in the United Kingdom.

8.3                                 No Group Company is an agent or permanent establishment of another company, person, business, or enterprise for the purpose of assessing the company, person, business or enterprise to Tax in the United Kingdom.

9.                                      GROUPS

All Group Companies together comprise a group for the purposes of Part 5 of the CTA 2010 and, so far as the Sellers are aware, there are no circumstances or arrangements as a result of which any Group Company will cease to form part of such group.

10.                               CAPITAL ASSETS

The book value of each asset (except trading stock and work in progress) of a Group Company as shown in or adopted for the purposes of the Accounts (if such asset was owned at the Balance Sheet Date) or the value of the consideration actually given for each asset of a Group Company (if such asset was acquired since the Balance Sheet Date) is such that if the asset were disposed of at Completion to a person unconnected with it and by way of bargain at arm’s length at its book value as shown in or adopted for the purpose of the Accounts or for the value of the consideration actually given for it (as applicable) no balancing charge (or similar claw back of relief in jurisdictions outside the United Kingdom) nor any profit or gain for Tax purposes would be incurred in respect of the asset.

11.                               ANTI AVOIDANCE

11.1                           No Group Company has in the last seven (7) years entered into or been a party to a transaction or series of transactions which did not have, or which contained steps which did not have, any commercial or business purpose, and no Group Company has in the last seven (7) years entered into or been a party to a transaction or series of transactions of which the main purpose, or one of the main purposes, was the obtaining of a Tax advantage or benefit.

12.                               CLOSE COMPANY

12.1                           Each Group Company is a close company within the meaning of section 439 of the CTA 2010.

12.2                           No Group Company has ever been a close investment-holding company (as defined in section 34 of the CTA 2010).

12.3                           No loan or advance within sections 455, 459 and 460 of the CTA 2010 has been made or released by any Group Company and there is no agreement or arrangement for such loan, advance or debt to be made or released.

12.4                           No Group Company has met any expenses for participators treated as a distribution by virtue of section 1064 of the CTA 2010.

13.                               INHERITANCE TAX

13.1                           There is no unsatisfied liability to inheritance tax attached to, or attributable to, any asset of any Group Company.  There is no outstanding HMRC charge (as defined in section 237 of the IHTA) over any asset of any Group Company or over any of the shares of any Group Company and there are no circumstances in which such a charge could arise.

13.2                           There are in existence no circumstances by virtue of which any such power as is mentioned in section 212 of the IHTA could be exercised in relation to any asset of shares of any Group Company or by virtue of which any such power could be exercised but for the provisions of section 204(6) of the IHTA.

13.3                           No Group Company has (i) been a party to associated operations in relation to a transfer of value within the meaning of section 268 of the IHTA; (ii) made any transfer of value within sections 94 and 202 of the IHTA; or (iii) received any value such that liability might arise under section 199 of the IHTA.

Part III: Tax covenant

1.                                      COVENANT TO PAY

1.1                                 Each of the Sellers jointly and severally covenants (on an after tax basis) with the Purchaser to pay to the Purchaser an amount equal to:

(a)                                  any Actual Tax Liability of any Group Company arising:

(i)                                     as a consequence of or by reference to any Event which occurs (or is treated for Tax purposes as occurring) on or before Completion (including Completion itself);

(ii)                                  in respect of or by reference to any Income, Profits or Gains earned, accrued or received by any Group Company on or before Completion; or

(iii)                               in respect of or by reference to a liability to make a payment of or account for income tax under the PAYE system or National Insurance contributions in connection with the exercise, release, vesting, variation or cancellation after Completion of a right obtained before Completion to acquire shares of a Group Company;

(b)                                 any Deemed Tax Liability;

(c)                                  any Actual Tax Liability in respect of inheritance tax which:

(i)                                     is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of a Group Company;

(ii)                                  after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of a Group Company being an Actual Tax Liability arising as a result of the death of any person within seven (7) years after a transfer of value (or a deemed transfer of value) occurring on or before, or being deemed to occur on or before, Completion; or

(iii)                               arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of any Group Company;

(d)                                 any Actual Tax Liability of a Group Company (including, for the avoidance of doubt, employer’s National Insurance contributions) arising in connection with any transfer of the beneficial ownership of the Option Shares to any Optionholder or any transfer of the beneficial ownership of the Surplus Shares to any Beneficiary to the extent that such Actual Tax Liability is not deducted by the Trustees prior to Completion and paid to such Group Company in accordance with clause 3.2.2 or 3.2.3 of this Agreement;

(e)                                  each cost reasonably and properly incurred by the Purchaser or a Group Company in connection with:

(i)                                     a Tax Liability of the kind referred to in paragraphs 1.1(a), (b), (c) or (d) which is the subject of a successful claim thereunder and any Demand relating thereto; or

(ii)                                  taking or defending any successful action under this Schedule 10.

1.2                                 For the purposes of this Schedule 10, the amount of a Deemed Tax Liability of a Group Company is:

(a)                                  in the case of a loss of or failure to obtain an Accounts Relief:

(i)                                     where the Accounts Relief is a right to repayment of Tax, the amount of the Relief lost or not obtained; or

(ii)                                  in any other case, the amount of Tax which is payable by a Group Company which would not have been payable but for the loss or failure to obtain such Accounts Relief; and

(b)                                 in the case of a use or set off of a Purchaser’s Relief, the amount of Tax which would have been payable by a Group Company but for the use or set off of such Purchaser’s Relief and in respect of which a claim could have been made against the Sellers under this Schedule 10.

1.3                                 In the event that there is any dispute over the amount payable in respect of a Tax Liability, either party shall be entitled to request (at such party’s expense) the auditors for the time being of the relevant Group Company to determine (acting as experts and not as arbitrators), the amount payable and such determination shall, except in the case of manifest error, be final and binding.

2.                                      LIMITATIONS AND EXCLUSIONS

The Sellers shall not be liable under the covenant contained in paragraph 1 in respect of any Tax Liability of a Group Company or for any breach of the Tax Warranties to the extent that:

(a)                                  provision or reserve or an accrual in respect of such Tax Liability, or payment or discharge of such Tax Liability, was in each case taken into account in calculating the Net Adjustment Amount and, for the avoidance of doubt, to the extent that provision or reserve in respect of corporation tax for the year ending 30 June 2010 or the period from 1 July 2010 to the Completion Date is not shown in the Completion Statement as a result of the CT deduction, such provision or reserve shall be deemed to have been so made in respect thereof, unless such corporation tax is subsequently payable as a result of the loss as a result of Events wholly prior to Completion of such part of the CT deduction as is taken into account in the Completion Statement pursuant to paragraph 2.8 of Schedule 6 (otherwise than where such loss of the CT deduction is by way of utilisation of such loss against profits of the Company which are not reflected in the Completion Statement or against profits of any other member of the Purchaser’s Tax Group in each case in circumstances where no claim could be made for such utilisation under this tax covenant);

(b)                                 the Tax Liability arises as a result of a change in legislation (including a change in regulations) or in the published practice of any Tax Authority, a change in the published judicial interpretation of the law or an increase in the rates of Tax, in each case taking effect retrospectively and not actually or prospectively in force at the date of this Agreement;

(c)                                  the Tax Liability arises or is increased as a result of any change after Completion to any accounting policies used by a Group Company on or before Completion (including without limitation a change to the accounting reference date of a Group Company) save where such change is made in order to comply with this Agreement or with legislation or generally accepted accounting principles;

(d)                                 the Tax Liability would not have arisen but for a voluntary act or transaction of the Purchaser or the relevant Group Company or any other member of the Purchaser’s Tax Group after Completion but only in circumstances where the Purchaser or the relevant Group Company or any other member of the Purchaser’s Tax Group knew or ought reasonably to have known that such Tax Liability would have arisen as a result of the voluntary act or transaction and where an alternative course of action was not reasonably available.  For the avoidance of doubt, an act carried out at the written request of, or with the written consent of, the Sellers, or an act carried out pursuant to and in compliance with this Agreement shall not be a voluntary act or transaction for these purposes;

(e)                                  the Tax Liability would not have arisen or increased or would have been reduced or eliminated but for:

(i)                                     the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion and by the Purchaser, a Group Company, or other member of the Purchaser’s Tax Group other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made given or done in computing the amount of any allowance provision or reserve in the Completion Statement or made, given or done at the direction or request of the Sellers or pursuant to an obligation incurred by a Group Company prior to Completion and in each case which the Purchaser knew or ought reasonably to have known would give rise to such liability;

(ii)                                  the failure or omission on the part of a Group Company after Completion to make a valid claim, election, surrender or disclaimer or to give a valid notice or consent or to do any other thing relating to Tax or under the provisions of an enactment or regulation relating to Tax, the making, giving or doing of which was taken into account in calculating the Net Adjustment Amount and of which the Purchaser received sufficient detail in writing from the Sellers (or their duly authorised agents) within a reasonable period before the relevant due date for the making, giving, or doing of such claim, election, surrender, disclaimer, notice, consent or other such matter; or

(iii)                               any failure or omission on the part of the Purchaser or a Group Company in paying any Taxes or filing any tax returns, computations and other documents referred to in paragraph 5.4 at any time after Completion otherwise than on a proper and timely basis (save where such failure arises as a result of any unreasonable action or unreasonable delay by the Sellers) and otherwise in complying with its obligations under this Part III of Schedule 10;

(f)                                    a Relief (other than a Purchaser’s Relief) is available to a Group Company to set against or otherwise mitigate the Tax Liability provided it has not already been taken into account under paragraph 7 (Overprovisions, corresponding savings and third party recovery);

(g)                                 such Tax liability relates to income, profits or gains actually earned or accrued by a Group Company and not taken into account in calculating the Net Adjustment Amount; provided that this limitation shall not apply to the extent that a Group Company has made or paid any dividend or distribution before Completion of profits or assets in respect of which such Tax Liability arises;

(h)                                 the Tax Liability has been made good or the Purchaser or Group Company has been compensated in respect of it at no expense or to the extent of no expense to the Purchaser or Group Company, including any employee payroll Taxes or National Insurance contributions in respect of which a Group Company has been made good or has been otherwise compensated in respect of it (including for the avoidance of doubt by way of deduction or withholding from the Initial Consideration or Total Consideration or via a payment under an indemnity or otherwise from any Optionholders or Beneficiaries); or

(i)                                     the Tax Liability would not have arisen or increased but for a cessation of trade or a major change in the nature of, or, in the conduct of, a Group Company’s trade in each case on or after Completion.

2.2                                 The provisions of Schedule 5 shall, to the extent provided for in that Schedule in relation to claims under the Tax Covenant, apply to the Sellers’ liability under this Schedule 10 and any claims hereunder as if expressly stated herein.

3.                                      MANNER OF MAKING AND CONDUCT OF CLAIMS

3.1                                 If the Purchaser of a Group Company becomes aware of a Demand which could give rise to a liability for the Sellers under this Schedule 10 or for breach of any Tax Warranties:

(a)                                  the Purchaser shall give notice to the Sellers of the Demand (including reasonably sufficient details of the Demand) as soon as reasonably practicable and in any event not more than twenty (20) Business Days after the Purchaser or the relevant Group Company becomes aware of the Demand (but for the avoidance of doubt, the giving of such notice shall not be a condition precedent to the liability of the Sellers under paragraph 1) or where the Demand is a notice of assessment or appeal, within twenty (20) Business Days of its issue. If the Sellers should become aware of a Demand the Sellers shall give notice to the Purchaser of the Demand (including reasonably sufficient details of the Demand) as soon on reasonably practicable, and in any event not more than twenty (20) Business Days after the Sellers become aware of the Demand, and the Purchaser shall be deemed to have given the Sellers notice in respect of such Sellers’ notification for the purpose of this paragraph 3.1(a);

(b)                                 the Purchaser shall take (or procure that a Group Company shall take) such action as the Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Demand or any matter relating to the Demand; and

(c)                                  the Sellers shall have the right (if they wish) to control any proceedings taken in connection with the action referred to in paragraph 3.1(a), and the Purchaser shall keep the Sellers informed of any material developments and shall provide the Sellers with copies of all material correspondence and documentation relating to the Demand or action referred to in paragraph 3.1(a), and such other information, assistance and access to records as they reasonably require, in each case, relating to the Demand or action referred to in paragraph 3.1.(a).

3.2                                 The Sellers must jointly and severally indemnify the Purchaser and/or the relevant Group Company (as applicable) against all costs reasonably and properly incurred by them and any further liability to Tax of a Group Company which may be incurred in connection with any such action as is referred to in paragraph 3.1.

3.3                                 Subject to paragraph 3.4, the Purchaser must procure that no matter relating to the Demand referred to in paragraph 3.1 is settled or otherwise compromised without the Sellers prior written consent, such consent not to be unreasonably withheld and each party shall procure that  no substantive correspondence, pleading or other document is sent, submitted, issued, entered into or in any way published by the other (or their respective advisers) in connection with the Demand without the other party’s written consent, such consent not to be unreasonably withheld.

3.4                                 If the Sellers do not request the Purchaser or a Group Company to take, or procure the taking of, any appropriate action within twenty (20) Business Days of notice to the Sellers under paragraph 3.1, or do not indemnify the Purchaser and/or the relevant Group Company as required by paragraph 3.2, the Purchaser shall be free to satisfy or settle the relevant Tax Liability on such terms as it may reasonably think fit.

3.5                                 The Sellers will not be entitled to request the Purchaser to take, or procure the taking of, an action which involves an appeal beyond the first appellate court of a Tax Authority’s decision or determination without an opinion from leading Tax Counsel (or equivalent in any jurisdiction outside the United Kingdom, acting as expert and not as arbitrator) that the appeal will, on the balance of probabilities, be won.

4.                                      PAYMENT OF CLAIMS

4.1                                 Payments by the Sellers of any liability under paragraph 1 of this Part III of Schedule 10 must be made in cleared funds on the days specified in paragraph 4.2 and the Purchaser shall procure that when any Actual Tax Liability is payable, the full amount of payment in respect thereof shall be paid to the relevant Tax Authority as soon as reasonably practicable following receipt of such funds.

4.2                                 The days referred to in paragraph 4.1 are as follows:

(a)                                  in the case of an Actual Tax Liability, the day which is the later of five (5) Business Days after written demand is made for payment by or on behalf of the Purchaser, and three (3) Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

(b)                                 in the case of a Deemed Tax Liability, the later of five (5) Business Days after written demand is made for payment by or on behalf of the Purchaser and:

(i)                                     in the case of the loss of or failure to obtain an Accounts Relief which is a right to repayment of Tax, the day on which the Tax would otherwise have been repaid by the relevant Tax Authority;

(ii)                                  in the case of the loss of or failure to obtain any other Accounts Relief, three (3) Business Days before Tax which would otherwise have been saved becomes due and payable to the relevant Tax Authority; or

(iii)                               in the case of the use or set-off of a Purchaser’s Relief, the day on which the Tax which would have been payable but for the use or set-off is due and payable to the relevant Tax Authority; and

(c)                                  in any other case, five (5) Business Days after the date on which written demand is made for payment by or on behalf of the Purchaser.

4.3                                 For the purposes of this paragraph 4, the date on which corporation tax does or would become due and payable is:

(a)                                  in any accounting period of the taxpaying company (the “Taxpayer”) ending on or after 1 July 1999 in which the Taxpayer is a “large company” within the meaning of the Instalment Regulations, the date or dates upon which the corporation tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the corporation tax payable by the Taxpayer is the “total liability” of the Taxpayer for that period within the meaning of the said Regulations 4 and 5; and

(b)                                 in any other accounting period of the Taxpayer, the date which is nine (9) months following the end of such accounting period.

4.4                                 For the purposes of this paragraph 4, references to the day on which an amount of Tax which is not corporation tax becomes due and payable to the relevant Tax Authority will be the last day on which such tax may by law be paid without incurring a penalty or liability for interest in respect thereof.

5.                                      TAX RETURNS AND COMPUTATIONS

5.1                                 The Sellers or their duly authorised agents will (at the costs of the Sellers if and to the extent such costs exceed the amount accrued in the Completion Statement and taken into account in calculating the Net Adjustment Amount) be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all tax returns, computations, claims, elections, surrenders, disclaimers, notices, consents and other documents contemplated by or reflected in or necessary for the preparation of such computations and returns of each Group Company, for all accounting periods of each Group Company ending on or before Completion.

5.2                                 The Sellers shall procure that all tax returns and computations relating to the accounting period of each Group Company ending on 30 June 2010 are submitted on a timely basis.

5.3                                 For the purposes of paragraphs 5.1 and 5.2:

(a)                                  all returns, computations, documents and substantive correspondence must be submitted in draft form by the Sellers to the Purchaser or its duly authorised agents for comment not less than twenty (20) Business Days prior to any statutory deadline for submission of such returns, computations, documents or substantive correspondence;

(b)                                 the Purchaser or its duly authorised agent must comment within twenty (20) Business Days of such submission but if the Sellers have not received any comments within twenty (20) Business Days, the Purchaser and its duly authorised agents will be deemed to have approved such draft documents;

(c)                                  the Sellers must take into account all reasonable comments and suggestions made by the Purchaser or its duly authorised agents;

(d)                                 the Sellers and the Purchaser must each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all outstanding Tax returns and computations;

(e)                                  the Sellers and the Purchaser must as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority; and

(f)                                    the Purchaser undertakes to procure that any relevant Group Company will at the request of the Sellers sign and submit to the relevant Tax Authority all notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all the other documents and returns that the Sellers may reasonably request to give effect to the provisions of paragraph 5 provided that the Purchaser will not be obliged to procure that a Group Company signs and submits a document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respect.

5.4                                 The provisions of paragraphs 5.1 and 5.3 (other than paragraph 5.3(f)) will apply in respect of the accounting period of a Group Company in which Completion falls (unless the end of such accounting period falls on the Completion Date) as if the word “Sellers” reads “Purchaser” and the word “Purchaser” reads “Sellers”, provided that the Sellers will not have any right to comment on or to receive copies of correspondence in relation to any matter which relates solely to an Event or Events occurring (or treated for Tax purposes as occurring) after Completion.

5.5                                 For the avoidance of doubt, where any matter relating to Tax gives rise to a Demand, the provisions of paragraph 4 shall take precedence over the provisions of this paragraph 5.

6.                                      NO WITHHOLDINGS

6.1                                 All sums payable by either party under this Agreement must be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law.  If any such deduction or withholding is required by law the payer must:

(a)                                  provide such evidence of the relevant withholding as the payee may reasonably require; and

(b)                                 save in respect of any payment of interest under clause 24 of this Agreement, pay to the payee the amount that will ensure that, after the deduction or withholding has been made, the payee will have received a sum equal to the amount that the payee would otherwise have received in the absence of the deduction or withholding.

6.2                                 To the extent that the deduction or withholding in respect of which an additional amount has been paid under paragraph 6 results in the payee obtaining a Relief, the payee must pay to the payer, within ten (10) Business Days of the use or set off of the Relief, an amount equal to the lesser of the Tax saved as a result of the use or set off and the additional sum paid under paragraph 6 provided that the payee will not be obliged to pay to the payer an amount in excess of the amount which will leave it (after that payment) in the same after Tax position as it would have been in had there been no payment under this Agreement in respect of which the deduction or withholding arose.

6.3                                 If any competent authority for Tax purposes charges to Tax any sum (other than the Initial Consideration, the Total Consideration or any part thereof) paid (the “original payment”) to the payee under this Agreement the payer will be obliged to pay to the payee an additional amount (the “additional payment”) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there will remain a net sum equal to the amount of the original payment, the additional payment to be paid three (3) Business Days after the payee has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of, in the case of a payment by the Sellers, a Purchaser’s Relief or, in the case of a payment by the Purchaser, any Relief.

6.4                                 The obligation to pay any amount under this paragraph 6 shall be limited in the event of an assignment of or succession to the rights under this Agreement to such amount as would have been payable in the absence of such assignment or succession.

7.                                      OVERPROVISIONS, CORRESPONDING SAVINGS AND THIRD PARTY RECOVERY

7.1                                 If any Tax Liability which has resulted in a payment having been made by the Sellers under this Schedule 10 or for breach of the Tax Warranties has given rise to a Relief (other than a Purchaser’s Relief) which would not otherwise have arisen, or if the Purchaser or a Group Company discovers that there has been an Overprovision, then:

(a)                                  the Purchaser shall give, or shall procure the giving of, reasonably sufficient details of the Relief or Overprovision in writing to the Sellers as soon as reasonably practicable;

(b)                                 the amount of such Relief or Overprovision shall first be set of against any payment then due from the Sellers under this Schedule 10 or for breach of any Tax Warranty; and

(c)                                  to the extent there is an excess of the amount of the Relief or Overprovision after any amount has been set off under paragraph 7.1(b), a refund shall be made to the Sellers of any previous payments under this Schedule 10 or for breach of any Tax Warranty (and not previously refunded) up to the amount of the excess, and to the extent that such excess is not exhausted, any further excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Schedule 10 or for breach of any Tax Warranty.

7.2                                 The Sellers or the Purchaser may request the auditors of a Group Company to certify in writing (at the requesting party’s expense) whether there has been an Overprovision or a Relief to which paragraph 7.1 applies, and to review any certificate so produced in light of all the relevant circumstances, including if there are relevant circumstances or facts of which they were not aware, and which were not taken into account, at the time when such previous certificate was produced, and to certify whether that certificate remains correct or whether the amount that was the subject of the certificate should be amended.  The Purchaser shall instruct the auditors to deal expeditiously with any such request for a certificate or review of such certificate or to certify whether a previous certificate remains correct or whether it should be amended, and shall procure that any Group Company (at the requesting party’s expense) provides such assistance, documents and other information as may be reasonably required for the purpose of production or review by the auditors of a certificate to that effect. In so providing any certification or review of certification, the auditors shall be acting as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.

7.3                                 If a certificate is amended following a request under paragraph 7.2, the revised amount of the Overprovision or Relief to which paragraph 7.1 applies shall be substituted for the purposes of paragraph 7.1 and any adjusting payment that is required shall be made by or to the Sellers forthwith as soon as reasonably practicable.

7.4                                 If any dispute arises as to whether there is or has been any Overprovision or Relief, such dispute shall be referred for determination to a firm of chartered accountants agreed between the Sellers and the Purchaser (or failing such agreement to a firm of independent accountants nominated by the President of the Institute of Chartered Accountants of England and Wales), who shall act as expert and not as arbitrator (and the costs of that determination shall be borne by the parties in such proportions as the expert shall direct as reasonable in the circumstances).

7.5                                 If the Sellers at any time pay to the Purchaser an amount under this Schedule 10 or for breach of the Tax Warranties and the Purchaser or a Group Company or other member of the Purchaser’s Group is or becomes entitled to recover from some other person, body or authority (other than a member of the Purchaser’s Tax Group) any sum, including a refund or repayment of Tax, in respect of the matter giving rise to the payment (other than by reason of the use or set off of a Purchaser’s Relief), the Purchaser shall procure that details of the entitlement are given to the Sellers as soon as reasonably practicable and, if so required by the Sellers, will (and will procure that the relevant Group Company will), at the cost of the Sellers and upon the Sellers indemnifying the Purchaser, to its reasonable satisfaction, against all costs, losses or damages which may thereby be reasonably incurred, take all reasonable steps to enforce such recovery (keeping the Sellers informed of the progress of any material steps taken provided that neither the relevant Group Company nor the Purchaser will be obliged to take any action which it reasonably considers to be adversely prejudicial to its interests), and the Purchaser shall within five (5) Business Days of such recovery, pay to the Sellers the lesser of:

(a)                                  the sum so recovered by the Purchaser or the Group Company (as applicable) from the other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered (to the extent that the interest or repayment supplement relates to the period following the payment by the Sellers to the Purchaser), but less any costs of recovery not previously reimbursed and less any Tax chargeable on the sum recovered); and

(b)                                 the amount paid by the Sellers to the Purchaser as referred to above.

7.6                                 If the amount of any sum recovered from the third party under paragraph 7.5 (a) above is in excess of the payments so repaid to the Sellers, such excess sum shall reduce any other payments then due from the Sellers under this Schedule 10 or for breach of any Tax Warranty and/or to the extent there are no such payments due, it shall be carried forward and set off against any future payment which becomes due from the Sellers under this Schedule 10 or for breach of any Tax Warranty.

8.                                      SECONDARY LIABILITIES

8.1                                 The Purchaser covenants with the Sellers to pay to the Sellers an amount equivalent to any Tax or any amount on account of Tax which any of the Sellers or any person connected with any of such Sellers is required to pay to a Tax Authority as a result of a failure by a Group Company, or any other member of the Purchaser’s Tax Group, to discharge that Tax.

8.2                                 The Sellers covenant with the Purchaser to pay to the Purchaser an amount equivalent to any Tax or any amount on account of Tax which the Purchaser or member of the Purchaser’s Tax Group (including any Group Company) is required to pay to a Tax Authority as a result of a failure by a Seller to discharge that Tax.

8.3                                 The covenants contained in paragraph 8.1 and 8.2 shall:

(a)                                  extend to any costs reasonably and properly incurred in connection with such Tax or a successful claim under paragraph 8.1 or 8.2, as the case may be;

(b)                                 (in the case of paragraph 8.1) not apply to Tax to the extent that the Purchaser could claim payment in respect of it under paragraph 1 of this Part III of Schedule 10 or for breach of the Tax Warranties (or would have been able to claim but for paragraph 1.8 of Schedule 5 of this Agreement), except to the extent a payment has been made pursuant to paragraph 1 of this Part III of Schedule 10 or for breach of the Tax Warranties and the Tax to which it relates was not paid by a Group Company or any person on its behalf; and

(c)                                  not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser and the Sellers, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

Paragraphs 3, 4, and 6 (conduct of claims, payment of claims and no withholdings,) shall apply to the covenants contained in paragraphs 8.1 and 8.2 as they apply to the covenants contained in paragraph 1 of this Part III of Schedule 10, replacing references to the “Sellers” by the “Purchaser” (and vice versa) where appropriate, and making any other necessary modifications.

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
ANDREA AFRIFA

Karen A Hanton.
Attorney for Andrea Afrifa

In the presence of:
M.J. Dennis
15 Fetter Lane
London EC4A

EXECUTED as a Deed)
by APPLEBY TRUST (JERSEY))
LIMITED (SHARES HELD ON TRUST)
FOR EMPLOYEES BENEFIT TRUST))

....
Director/Duly authorised representative

....
Director/Secretary

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EXECUTED as a Deed)
by IFG TRUST (JERSEY) LIMITED AS)
TRUSTEE OF THE SIR ALEX)
FERGUSON 2010 TRUST)
acting by its lawful attorney Andrew Cottle)

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~~Duly authorised representative~~

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M.J. Dennis

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by EQUINOR TRUST LTD AND RIST)
INVESTMENTS LTD)
acting by its lawful attorney Karen Hanton)

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~~Duly authorised representative~~

K A Hanton.
~~Duly authorised representative~~ Attorney

In the presence of:
M.J. Dennis.

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
ANDREW COTTLE

Karen A Hanton.
Attorney for Andrew Cottle

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M J Dennis

126

~~EXECUTED as a Deed by Karen Hanton~~)
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~~SIR ALEX FERGUSON~~

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Attorney for Sir Alex Ferguson

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by KAREN ANNE HANTON)

K A Hanton.

In the presence of: M.J. Dennis
____

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ANDREW PHILLIPPS

Karen A Hanton.
Attorney for Andrew Phillipps

In the presence of: MJ Dennis
____

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
GARY RHODES

Karen A Hanton.
Attorney for Gary Rhodes

In the presence of: MJ Dennis
____

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
KJARTAN RIST

Karen A Hanton.
Attorney for Kjartan Rist

In the presence of: MJ Dennis
____

127

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
OLAF SIEDLER

Karen A Hanton.
Attorney for Olaf Siedler

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MJ Dennis

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by TOPTABLE SERVICES LIMITED)
(SHARES HELD ON TRUST FOR)
EMPLOYEES BENEFIT TRUST))

Karen A Hanton
Director/Duly authorised representative

~~Director~~/Secretary

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MATHEW WITT

Karen A Hanton.
Attorney for Mathew Witt

In the presence of:
MJ Dennis

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by RBC TRUSTEES (CI) LIMITED (AS)
TRUSTEE OF THE STANLEY FAMILY))
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Karen Hanton in the presence of:
MJ Dennis

~~Director/Duly authorised representative~~
Karen A Hanton.
~~Director/Secretary~~ Attorney

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
CHRIS WOOD

Karen A Hanton.
Attorney for Chris Wood

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MJ Dennis

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)

Karen A Hanton.
Attorney for Dave Chater

128

as lawful attorney for
DAVE CHATER

In the presence of:
____

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as lawful attorney for)
MICHELE NORRIS

Attorney for Michele Norris

In the presence of:
____

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
CHRIS WATSON

Attorney for Chris Watson

In the presence of:
____

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
TIM FIDDIES

Attorney for Tim Fiddies

In the presence of:
____

EXECUTED as a Deed by Karen Hanton)
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cK EDWARDS LEVENE

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____

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CHARLES ASTWOOD

Attorney for Charles Astwood

129

In the presence of:
MJ Dennis

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SAM WOODS

Karen A Hanton
Attorney for Sam Woods

In the presence of:
MJ Dennis

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
ALEX SHAW

Karen A Hanton
Attorney for Alex Shaw

In the presence of:
MJ Dennis

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
KRISZTINA SZABO (FORMERLY FRANCESCA VOOGT)

Karen A Hanton
Attorney for cKrisztina Szabo (formerly Francesca Voogt)

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MJ Dennis

EXECUTED as a Deed by Karen Hanton)
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DAVID SPROUL

Karen A Hanton
Attorney for David Sproul

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MJ Dennis

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ARNAUD DELANGE

Karen A Hanton
Attorney for Arnaud Delange

In the presence of:
MJ Dennis

130

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LUCY TAYLOR

Attorney for Lucy Taylor

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EXECUTED as a Deed by Karen Hanton)
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HELEN EDWARDS (FORMERLY KING)

Attorney for Helen Edwards (formerly King)

In the presence of:

EXECUTED as a Deed by Karen Hanton)
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ANDREA ABRAHAM

Attorney for Andrea Abraham

In the presence of:

EXECUTED as a Deed by Karen Hanton)
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LAURA McCARTHY

Attorney for Laura McCarthy

In the presence of:

EXECUTED as a Deed by Karen Hanton)
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ANTONIA HUGHES

Attorney for Antonia Hughes

In the presence of:

131

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SANDRA MAZEROVA

Karen A Hanton
Attorney for Sandra Mazerova

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MJ Dennis

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NATALIA BRAU

Karen A Hanton
Attorney for Natalia Brau

In the presence of:
MJ Dennis

EXECUTED as a Deed by Karen Hanton)
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ANDREW WILSON

Karen A Hanton
Attorney for Andrew Wilson

In the presence of:
MJ Dennis

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
PERNILLA MANSSON

Karen A Hanton
Attorney for Pernilla Mansson

In the presence of:
MJ Dennis

EXECUTED as a Deed by Karen Hanton)
as lawful attorney for)
MARIA LUISA DE STEFANO

Karen A Hanton.
Attorney for Maria Luisa De Stefano

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MJ Dennis

132

EXECUTED as a Deed by Karen Hanton as lawful attorney for **ALEX MARTIN**))

Attorney for Alex Martin

In the presence of:

EXECUTED as a Deed by Karen Hanton as lawful attorney for **PAUL BROOME**))

Attorney for Paul Broome

In the presence of:

EXECUTED as a Deed by Karen Hanton as lawful attorney for **CARL LYONS**))

Attorney for Carl Lyons

In the presence of:

EXECUTED as a Deed by Karen Hanton as lawful attorney for **NICKY DRAKE**))

Attorney for Nicky Drake

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Attorney for Paul Harrington

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133

EXECUTED as a Deed)
by OPENTABLE INC)

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Director

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by OPENTABLE UK HOLDINGS)
LIMITED

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Director

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134